SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 2)
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e) (2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to SS. 240.14a-12

                           Chefs International, Inc.
--------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)
                               File No. 001-08513
                    ----------------------------------------
                              Exchange Act File No.


Payment of Filing Fee (Check the appropriate box):
[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
         1) Title of each class of securities to which transaction applies:
                          Common Stock, $.01 Par Value
         -----------------------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:
                                1,320,638 Shares
         -----------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                $3.12 Per Share*
         -----------------------------------------------------------------------

         4) Proposed maximum aggregate value of transaction:

                                   $4,120,040
         -----------------------------------------------------------------------

         5) Total fee paid:
                                    $484.93*
         -----------------------------------------------------------------------

[X] Fee paid previously with preliminary material.
[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1) Amount Previously Paid:
                  $484.93
         -----------------------------------------------------------------------

         2) Form, Schedule or Registration Statement No.:
                  Schedule 13E-3
         -----------------------------------------------------------------------

         3) Filing Party:
                  Chefs International, Inc. et. al.
         -----------------------------------------------------------------------

         4) Date Filed:
                  December 23, 2004
         -----------------------------------------------------------------------

* The fee was determined by multiplying the Transaction Valuation (the number of shares of the Issuer's Common Stock held by existing stockholders whose shares will be canceled in the merger transaction multiplied by the $3.12 per share cash payment to be made in cancellation of each such share) by the applicable filing fee calculation rate of $117.70 per $1,000,000 Transaction Valuation.

                            CHEFS INTERNATIONAL, INC.
                                   62 BROADWAY
                         POINT PLEASANT BEACH, NJ 08742
                                 (732-295-0350)


                                                               March 9, 2005


Dear Fellow Stockholder:


         You are cordially invited to attend a Special Meeting of the Stockholders of Chefs International, Inc. (the "Company") which will be held on Monday April 18, 2005 at 9:00 a.m. local time at the Company's Jack Baker's Wharfside Restaurant at 101 Channel Drive, Point Pleasant Beach, New Jersey 08742. At the Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger dated December 22, 2004 (the "Merger Agreement") providing for the merger of Lombardi Restaurant Group, Inc. and the Company with the Company being the surviving entity.

         The proposed Transaction is designed to convert the Company from a public corporation to a privately owned entity. If the Merger Agreement is approved and adopted and the Merger is effected, you will no longer own any stock or have any interest in the Company but you will be entitled to receive a cash payment of $3.12 for each share of the Company's Common Stock that you own, without interest and without deduction of any commission. Your shares will also be subject to appraisal rights as described in the enclosed Proxy Statement if you do not wish to accept the $3.12 per share cash purchase price.


         We cannot complete the Merger unless all of the conditions to the closing are satisfied, including the approval of the Merger Agreement and the proposed Merger by holders of a majority of our outstanding Common Stock. We cannot assure you that all of the closing conditions will be satisfied or, if satisfied, when they will be satisfied.

         Based on our reasons for the Merger described in the enclosed Proxy Statement, our Board of Directors has determined that the Merger Agreement is fair to you. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

         The enclosed Proxy Statement provides you with detailed information about the Special Meeting, the proposed Merger, the Merger Agreement and related matters. WE URGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING THE ATTACHED MERGER AGREEMENT.

         Your vote is extremely important. Approval of the Merger Agreement and the proposed Merger requires the affirmative vote of the holders of a majority of our outstanding Common Stock, so it is important that you vote your shares.

         WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE TAKE THE TIME TO VOTE BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND MAILING IT IN THE ACCOMPANYING REPLY ENVELOPE AS PROMPTLY AS POSSIBLE.

         Please do not send your stock certificates at this time. If the Merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

                                                     Very truly yours,


                                                     Robert M. Lombardi
                                                     Chairman and President

                            CHEFS INTERNATIONAL, INC.
                                   62 BROADWAY
                         POINT PLEASANT BEACH, NJ 08742
                                 (732-295-0350)

                               -------------------

                    Notice of Special Meeting of Stockholders


                          To Be Held on April 18, 2005


To the Stockholders of Chefs International, Inc.:


         Notice is hereby given that a Special Meeting of Stockholders of Chefs International, Inc., a Delaware corporation (the "Company") will be held on Monday, April 18, 2005 at 9:00 a.m. local time at the Company's Jack Baker's Wharfside Restaurant at 101 Channel Drive, Point Pleasant Beach, New Jersey 08742, for the following purposes:


                  1. To vote on a proposal to approve and adopt an Agreement and Plan of Merger dated December 22, 2004 (the "Merger Agreement") between the Company and the Lombardi Restaurant Group, Inc; and

                  2. To transact such other business as may properly come before the Special Meeting.

         We have fixed the close of business on Friday, February 25, 2005 as the record date for the Special Meeting (the "Record Date"). Only holders of the Company's Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, we had 3,926,105 shares of Common Stock issued and outstanding and entitled to vote. In accordance with the General Corporation Law of the State of Delaware, a list of stockholders entitled to vote at the Special Meeting will be available for inspection at our principal executive offices at 62 Broadway, Point Pleasant Beach, New Jersey 08742 commencing ten days prior to the Special Meeting.


         This Notice and the attached Proxy Statement with its three appendices are first being mailed to stockholders on or about March 10, 2005 together with copies of the Company's Annual Report on Form 10-KSB for the year ended January 25, 2004 and its quarterly report on Form 10-QSB for the quarterly period ended October 24, 2004 as filed with the Securities and Exchange Commission.


         A copy of the Merger Agreement is attached to the enclosed Proxy Statement as Appendix A. The affirmative vote of the holders of a majority of the Company's Common Stock entitled to vote at the Special Meeting is necessary to approve and adopt the Merger Agreement and the Merger.

         As a stockholder of the Company, you have a right under Delaware law to dissent from the Merger and to demand a judicial determination as to the fair value of your shares of Common Stock if the Merger is completed. In order to exercise this appraisal right, you must deliver a written demand to the Company prior to the Special Meeting for an appraisal of your shares, and you must not vote in favor of the approval and adoption of the Merger Agreement and the Merger. Merely voting against the Merger Agreement and the Merger, or abstaining from voting, is not sufficient to perfect your appraisal right. A copy of the Delaware General Corporation Law regarding your appraisal right is attached as Appendix C to the accompanying Proxy Statement. See "Dissenters' Rights of Appraisal" at page 60 of the Proxy Statement for a summary of these provisions.

         THE PROPOSED MERGER TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         OUR BOARD OF DIRECTORS AS WELL AS A SPECIAL COMMITTEE APPOINTED BY THE BOARD HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO OUR STOCKHOLDERS AND RECOMMEND THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.


                                    By Order of the Board of
                                    Directors,


                                    Michael F. Lombardi
                                    Secretary


Point Pleasant Beach, NJ

March 9, 2005


                                    IMPORTANT

         YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                            CHEFS INTERNATIONAL, INC.
                                   62 BROADWAY
                         POINT PLEASANT BEACH, NJ 08742

================================================================================

                               PROXY STATEMENT FOR
                         SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 18, 2005

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE

SUMMARY TERM SHEET ....................................................        1

SUMMARY INFORMATION IN
         QUESTION AND ANSWER FORMAT ...................................        5

SPECIAL FACTORS .......................................................       13

         Purpose ......................................................       13
         Background ...................................................       13
         Events Leading to the Proposal for and
                 the Acceptance of the Merger Offer ...................       13
         Reasons for and Recommendation of the Special Committee
                 and the Board of Directors ...........................       23
         Opinion of Houlihan Lokey Howard & Zukin Financial
                 Advisors, Inc.........................................       29
         Certain Effects of the Merger ................................       36
         Operation of the Company after the Merger  ...................       40
         Operation of the Company if the Merger is not Consummated  ...       41
         Interests of Certain Persons in the Merger ...................       41
         Common Stock-Market Prices, Trading Volume,
                 Stock Repurchases, Dividends, Book Value .............       46


INFORMATION ABOUT THE COMPANY .........................................       49

INFORMATION ABOUT ACQUISITION CO. .....................................       52

CAUTIONARY STATEMENT AND RISKS CONCERNING
         FORWARD-LOOKING STATEMENTS ...................................       53

INFORMATION ABOUT THE SPECIAL MEETING .................................       54

         Date, Time and Place of the Special Meeting ..................       54
         Purpose of the Special Meeting ...............................       54
         Record Date; Shares Entitled to Vote; Quorum .................       54
         Vote Required ................................................       54
         Voting of Proxies ............................................       55
         Proxy Solicitation ...........................................       55

THE MERGER AGREEMENT AND THE MERGER ...................................       56

         The Merger Agreement .........................................       56
         Structure of the Merger ......................................       58
         Effective Time of the Merger .................................       59
         Exchange Procedures...........................................       59
         Federal Income Tax Consequences ..............................       60
         Accounting Treatment .........................................       61
         Regulatory Requirements.......................................       62
         Expenses of the Merger .......................................       62
         Sources of Funding ...........................................       62

DISSENTERS' RIGHTS OF APPRAISAL .......................................       63

WHERE YOU CAN FIND MORE INFORMATION ...................................       66

         INFORMATION INCORPORATED BY REFERENCE ........................       67

APPENDIX A ..... AGREEMENT AND PLAN OF MERGER DATED DECEMBER 22, 2004

APPENDIX B ..... OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL
                 ADVISORS, INC. DATED DECEMBER 16, 2004

APPENDIX C .... SECTION 262 OF THE DELAWARE GENERAL CORPORATION
                LAW CONCERNING DISSENTERS' APPRAISAL RIGHTS

1

                            CHEFS INTERNATIONAL, INC.

                         SPECIAL MEETING OF STOCKHOLDERS
                                 APRIL 18, 2005

                                 PROXY STATEMENT

                               SUMMARY TERM SHEET

         This summary term sheet briefly describes the most material terms of the proposed transaction that is the subject of this Proxy Statement. Because it is a summary, it does not contain all of the information that may be important to you. You should read this entire Proxy Statement and its appendices before you decide how to vote.

THE PARTIES


     o Chefs International, Inc. (the "Company") is a publicly owned Delaware corporation currently operating nine restaurants. Seven of the restaurants are seafood restaurants (four in New Jersey and three in Florida). The other two restaurants are each located in New Jersey. One is a Mexican theme restaurant and the other features an eclectic American food menu. The Company's principal office is located at 62 Broadway, Point Pleasant Beach, New Jersey 08742 where its telephone number is (732) 295-0350. See "Information about the Company" at page 50.

     o Lombardi Restaurant Group, Inc. (Acquisition Co.) is a privately owned Delaware corporation formed for the sole purpose of effecting the Merger. The stockholders of Acquisition Co. are Anthony M. Lombardi, Joseph S. Lombardi, Michael F. Lombardi, Robert M. Lombardi and Stephen F. Lombardi, (the "Lombardi Brothers"), LOMBARDI & LOMBARDI, P.A., WHICH IS a law firm in which two of the Lombardi Brothers are principals, LOMBARDI & LOMBARDI, P.A. DEFINED BENEFIT PENSION PLAN, and Lee Maschler and Matthew H. Maschler (the "Maschler Brothers") who are unrelated to the Lombardi Brothers. See "Information about Acquisition Co." at page 53.

     o The Lombardi Brothers hold five of the eight seats on the Company's Board of Directors. One of the Lombardi Brothers, Robert M. Lombardi, serves as the Company's Chairman and President. The Lombardi Brothers, LOMBARDI & LOMBARDI, P.A., AND THE LOMBARDI & LOMBARDI, P.A. DEFINED BENEFIT PENSION PLAN own approximately 61% and the Maschler Brothers own approximately 5% of the Company's outstanding common stock, $.01 par value (the "Common Stock"). See "Special Factors - Interests of Certain Persons in the Merger" at page 42.

THE MERGER TRANSACTION


     o Acquisition Co. is proposing to merge with and into the Company pursuant to an Agreement and Plan of Merger dated as of December 22, 2004 (the "Merger Agreement"), with the Company being the surviving entity. See "The Merger Agreement and the Merger" at page 57.


     o The proposed Merger is a "going private" transaction. If the proposed Merger is approved and adopted and Acquisition Co. is merged into the Company;

               -    The Company will no longer be a public company;

               -    The   Common   Stock   will   no   longer   trade   in   the
                    over-the-counter market or be quoted on the OTC Bulletin Board(R);

               -    The   stockholders  of  Acquisition  Co.  (the   "Continuing
                    Stockholders") will own all of the Company's outstanding Common Stock;

               - As a "Public Stockholder" of the Company, which term excludes the Continuing Stockholders, and stockholders who properly exercise dissenters' rights of appraisal, your stock will be canceled and converted into the right to receive a cash payment of $3.12 per share, without interest, and without deduction of any commission, for each share of Common Stock that you own at the Effective Time of the Merger; and

               - As a Public Stockholder, you will no longer have any interest in the Company's assets or its future earnings or growth, if any.

REASONS FOR THE PROPOSED MERGER


     o The Lombardi Brothers, who initiated the privatization proposal and who are providing the bulk of the funding for the $3.12 per share "buy-out" of the Public Stockholders, have concluded that based on the Company's relatively small size, the fact that substantial stock repurchases made by the Company had not had a positive effect on the market price for the Common Stock, the illiquidity of the trading market for the Common Stock, the Company's lack of growth and the costs inherent in remaining a public company; it would be in all of the stockholders' interests to "take the Company private" at a fair price. The Lombardi Brothers decided to pursue the privatization transaction through a Merger because they were unwilling to finance a multi-million dollar payment to the Public Stockholders unless they owned 100% of the Company at the conclusion of the transaction. See "Special Factors - Events Leading to the Proposal for and Acceptance of the Merger Offer" at page 14.


RECOMMENDATION OF THE BOARD OF DIRECTORS

     o The Board of Directors of the Company, after careful consideration, and based upon the recommendation of a Special Committee composed of the three directors who are not Lombardi Brothers or their affiliates, has approved the Merger Agreement and the Merger and recommends that the Company's stockholders vote FOR its adoption. See "Special Factors - Interests of Certain Persons in the Merger - Actual or Potential Conflicts of Interest" at page 42.

     o The Special Committee and the Board of Directors are each of the opinion that the proposed Merger is fair, both substantively and procedurally, to the Public Stockholders. The Special Committee has received an opinion from the investment banking firm of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") that as of December 16, 2004, based upon certain assumptions, considerations and limitations, the $3.12 per share consideration to be received by the Public Stockholders in the event of the Merger is fair to them from a financial point of view. See "Special Factors - Reasons For and Recommendation of the Special Committee and the Board of Directors" at page 23, and "Special Factors - Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc." at page 29.


CONDITIONS TO THE MERGER


     o The Merger Agreement is subject to adoption by the Company's stockholders at the Special Meeting, as well as to the satisfaction or waiver of other conditions including the condition that the opinion of Houlihan Lokey shall not have been withdrawn; that neither the Special Committee nor the Board of Directors shall have withdrawn, modified or changed its favorable recommendation regarding the Merger Agreement or the Merger, and that stockholders shall not have exercised dissenters' rights of appraisal pursuant to Delaware law with respect to more than 10% (392,610 shares) of the outstanding Common Stock. See "The Merger Agreement and the Merger" at page 57.


STOCKHOLDER VOTE

     o The Special Meeting of Stockholders called to vote on the proposal to approve and adopt the Merger Agreement and the Merger will be held ON MONDAY, APRIL 18, 2005 AT 9:00 A.M. local time at the Company's Jack Baker's Wharfside Restaurant at 101 Channel Drive, Point Pleasant Beach, New Jersey 08742.

     o In order to be approved, the Merger Agreement and the Merger must be adopted by the affirmative vote of a majority of the shares of Common Stock outstanding at the close of business on February 25, 2005 (the "Record Date"). On the Record Date, there was an aggregate 3,926,105 shares of Common Stock issued and outstanding so that the affirmative vote of an aggregate 1,963,053 shares is required to approve and adopt the Merger Agreement and the Merger. The Continuing Stockholders who beneficially own an aggregate 2,605,467 shares (approximately 66% of the outstanding Common Stock), currently intend to vote in favor of the Merger Agreement and the Merger as do two members of the Special Committee who beneficially own an aggregate 102,000 shares (approximately 3%) of the outstanding Common Stock. As a result, the Continuing Stockholders possess sufficient votes to approve and adopt the Merger

          Agreement and the Merger even if a majority of the shares owned by the Public Stockholders are voted or deemed to be voted against the proposal. See "INFORMATION ABOUT THE Special Meeting" at page 54 and "The Merger Agreement and the Merger" at page 57.


     o Proxy cards that are properly executed and returned to the Company's transfer agent on a timely basis will be voted at the Special Meeting in accordance with any instruction on the proxy card. If no instruction is provided, the signed proxy card will be voted FOR approval and adoption of the Merger Agreement and the Merger. Shares for which no proxy card is submitted or which are not otherwise voted will be deemed to be voted against approval and adoption of the Merger Agreement and the Merger.

     o A stockholder may revoke his or her proxy by a writing to that effect delivered or mailed to the corporate secretary of the Company at the Company's executive office and received prior to the Special Meeting or by delivery of a duly executed proxy bearing a later date, to the corporate secretary, and received prior to the Special Meeting.


     o In addition, a stockholder may revoke his or her proxy by attending the Special Meeting and giving oral notice of his or her intention to vote at the Special Meeting. See "Information About the Special Meeting" at page 54.


APPRAISAL RIGHTS


     o Stockholders who do not vote in favor of the Merger Agreement and the Merger will be entitled to seek an appraisal of the fair value of their shares under Delaware law. In order to perfect the right to an appraisal, a stockholder must comply with the applicable requirements of Delaware law. See "Dissenters' Rights of Appraisal" at page 64.


FEDERAL INCOME TAX CONSEQUENCES


     o Generally, the Merger will be a taxable transaction for federal (United States) income tax purposes for the Public Stockholders. It will not be a taxable transaction for federal income tax purposes to the Company, Acquisition Co. or the Continuing Stockholders. See "The Merger and the Merger Agreement - Federal Income Tax Consequences" at page 61.


ACCOUNTING TREATMENT

     o For U. S. accounting purposes, the Merger will be accounted for under the Treasury Stock Method and all of the acquired shares will be retired. There will be no other effect on the Company's financial statements except to reflect the issuance of replacement shares of Common Stock to the Continuing Stockholders.

          See "The Merger and the Merger Agreement - Accounting Treatment" at page 62.


INTERESTS OF THE CONTINUING STOCKHOLDERS


     o The five Lombardi Brothers hold five of the eight seats on the Company's Board of Directors and collectively with their related entities own approximately 61% of the outstanding Common Stock. Robert
          M. Lombardi also serves as the Company's Chairman and President. The Company leases two of its restaurants and a contiguous parking area from an affiliate of the Lombardi Brothers. The two Maschler Brothers own approximately 5% of the outstanding Common Stock. Assuming completion of the Merger, the Lombardi Brothers and their affiliates will own approximately 92.4% and the Maschler Brothers will own approximately 7.6% of the outstanding Common Stock. See "Special Factors - Interests of Certain Persons in the Merger" at page 42.


                SUMMARY INFORMATION IN QUESTION AND ANSWER FORMAT

         The following information in question and answer format, summarizes many of the material terms of the Company's proposed Merger with Acquisition Co. This summary may not contain all of the information that you believe is important for you to consider before voting on the proposed Merger. For a complete description of the terms and conditions of the Merger, you are advised to carefully read this entire Proxy Statement and the other documents referred to herein. The actual terms and conditions of the Merger are contained in the Merger Agreement. The Merger Agreement is included as Appendix A to this Proxy Statement.

WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

         At the Special Meeting, the Company's stockholders will vote on the proposed Merger of the Company with Acquisition Co. pursuant to the terms of the Merger Agreement.

WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

         Approval of the Merger will require the affirmative vote of the holders of not less than a majority of the Company's outstanding Common Stock as of the Record Date for the Meeting.

WHAT CONSTITUTES A MAJORITY OF THE COMPANY'S OUTSTANDING COMMON STOCK?

         On the Record Date, the Company had 3,926,105 shares of Common Stock issued and outstanding. Even if 1,963,053 shares of Common Stock (representing a majority of the outstanding Common Stock) vote in favor of the Merger, the Merger will not take place unless the other terms and conditions to the Merger described in this Proxy Statement and the Merger Agreement are fulfilled.

WHO ARE THE OWNERS OF ACQUISITION CO?

         Acquisition Co. was formed in November 2003 as a Delaware corporation to merge with and into the Company. Acquisition Co. was formed by Michael F. Lombardi and his four brothers, Robert M. Lombardi, Joseph S. Lombardi, Anthony
M. Lombardi and Stephen F. Lombardi, the law firm of Lombardi & Lombardi, P.A. and the Lombardi & Lombardi, P.A. Defined Benefit Pension Plan (collectively, the "Lombardi Group"). Each of the five Lombardi Brothers is a director of the Company and Robert M. Lombardi also serves as the Company's Chairman and President. The Lombardi Group together with the two Maschler Brothers who are unrelated to the Lombardi Group, but who are also stockholders of the Company, namely Lee Maschler and Matthew H. Maschler (the "Maschler Group") are the sole owners of the outstanding shares of capital stock of Acquisition Co. and are collectively the Continuing Stockholders.

WHAT PERCENTAGES OF THE COMMON STOCK ARE OWNED BY THE CONTINUING STOCKHOLDERS?

         The members of the Lombardi Group are the collective beneficial owners (through Acquisition Co.) of approximately 61% and the members of the Maschler Group are the collective beneficial owners (through Acquisition Co.) of approximately 5% of the outstanding Common Stock so that the Continuing Stockholders collectively own approximately 66% of the outstanding Common Stock. The Continuing Stockholders collectively have sufficient votes to approve the Merger regardless of the vote of the Public Stockholders.

DO THE CONTINUING STOCKHOLDERS CURRENTLY INTEND TO VOTE AT THE MEETING TO APPROVE THE MERGER?

         Yes.  The  Continuing  Stockholders  (as well as the two members of the
Special  Committee  who  are  stockholders  but  not  Continuing   Stockholders)
currently intend to vote at the Meeting to approve the Merger.

IS APPROVAL OF A MAJORITY OF THE SHARES OF COMMON STOCK OWNED BY THE PUBLIC STOCKHOLDERS REQUIRED TO APPROVE THE MERGER?

         No. The affirmative vote of a majority of the issued and outstanding shares of Common Stock is a sufficient vote to approve the Merger even if a majority of the shares of Common Stock owned by the Public Stockholders are not voted in favor of the Merger.

SINCE THE CONTINUING STOCKHOLDERS HAVE SUFFICIENT VOTES TO APPROVE THE MERGER, WHY IS THE MEETING BEING HELD?

         Management has determined that holding the Meeting is in the best interests of all of the Company's stockholders as it will promote a full discussion of the arguments for and against the Merger and the conversion of the Company into a privately owned entity. Management believes that the discussion at the Meeting may help to clear up any questions or misunderstandings that stockholders may have concerning the reasons for or the mechanics of the proposed Merger transaction.

WHAT ARE THE BASIC TERMS OF THE MERGER AGREEMENT?

         The Merger Agreement provides that, subject to stockholder approval and the satisfaction or waiver of certain other conditions contained in the Merger Agreement, Acquisition Co. will merge with and into the Company at the Effective Time of the Merger. The Company will be the surviving corporation and is expected to continue to operate its existing restaurants under their current names.

         If the Merger is approved and consummated, each share of Common Stock owned at the Effective Time of the Merger by the "Public Stockholders", namely the stockholders of the Company other than the Continuing Stockholders and those stockholders who properly exercise dissenters' rights, will be canceled and converted into the right to receive a cash payment of $3.12, without interest, and without deduction of any commission. As a result, upon consummation of the Merger, the Continuing Stockholders (the Lombardi Group and the Maschler Group) will own all of the Company's outstanding Common Stock and the Public Stockholders will have no equity interest in the Company.

WHY IS THE MERGER BEING PROPOSED?


         The Merger is being proposed in order to convert the Company from a publicly owned corporation, with the attendant costs of a publicly owned entity, to a private company. If the Merger is consummated, the Continuing Stockholders will own all of the Company's outstanding Common Stock and the Public Stockholders will be afforded the opportunity to receive a cash payment for their shares of Common Stock that represents a substantial premium (115%) over the market price at which the shares were trading prior to the initial announcement of the proposed Merger. The Lombardi Brothers decided to pursue the privatization transaction through a Merger because they were unwilling to finance a multi-million dollar payment to the Public Stockholders unless they owned 100% of the Company at the conclusion of the transaction.


WHAT WILL HAPPEN TO THE COMPANY AFTER THE MERGER?

         Assuming consummation of the Merger, the Company, as the surviving corporation, is expected to continue to operate its existing restaurants under their current names, and will no longer be a publicly owned corporation.

WHY IS THE COMPANY'S BOARD OF DIRECTORS RECOMMENDING THAT STOCKHOLDERS VOTE TO APPROVE THE MERGER AND THE MERGER AGREEMENT?

         For the past several years, the Board of Directors has attempted to enhance the Company's value for its stockholders through the opening of additional restaurants and the repurchase by the Company of outstanding shares of its Common Stock. The Board has determined that these methods have not enhanced value to a satisfactory degree and have concluded that a "going private" transaction was the best method to enhance value. By converting to a private company, the Company will reduce its operating expenses as it will no longer need to incur the professional fees and stock transfer fees required of a public company. The Board of Directors believes that the proposed "going private" transaction represents the best opportunity at the present time for the Public Stockholders to maximize the value for their shares of Common Stock. For these and other reasons described in this Proxy Statement, the Board of Directors, after taking into account the recommendation of the Special Committee appointed by the Board to review and evaluate the Merger proposal, recommends that stockholders vote for the Merger because it believes the Merger terms are in the best interests of the Company and the Public Stockholders.

WHAT STEPS HAS THE BOARD OF DIRECTORS TAKEN TO ASSURE THAT THE MERGER TERMS ARE FAIR TO THE PUBLIC STOCKHOLDERS?

         The Lombardi Brothers, who hold five of the eight seats on the Board of Directors, will be Continuing Stockholders. In an attempt to avoid actual or potential conflicts of interest, the Board of Directors appointed a Special
Committee to review and make a recommendation to the Board of Directors regarding the fairness of the proposed transaction to the Public Stockholders. The Special Committee is comprised of Kenneth Cubelli M.D. as chairman, Nicholas
B. Boxter C.P.A. and Raymond L. Dademo, Esq. who hold the remaining three seats on the Board of Directors.

ARE THERE RELATIONSHIPS BETWEEN THE LOMBARDI BROTHERS AND THE MEMBERS OF THE SPECIAL COMMITTEE, OUTSIDE THE COMPANY?

         Kenneth Cubelli's wife and Joseph S. Lombardi's wife are sisters. The Lombardi Brothers' mother, who passed away in 2003, was the sister of Raymond L. Dademo's mother. Dr. Cubelli owns 100,000 shares and Mr. Dademo owns 2,000 shares of the Company's Common Stock. If the Merger is consummated, neither of them will be Continuing Stockholders as they will each exchange their stock for the right to receive a cash payment of $3.12 per share. Nicholas B. Boxter has no family relationship with the Lombardi Brothers and does not own shares of Common Stock. However, he does render accounting services to the Lombardi Brothers and their affiliated entities.

WHAT ACTIONS HAVE BEEN TAKEN BY THE SPECIAL COMMITTEE?

         The original proposal made by the Lombardi Group through Acquisition Co. and announced by the Company on November 21, 2003, proposed a purchase price of $1.75 per share for the shares of Common Stock owned by the Public Stockholders. The Special Committee retained its own legal counsel to advise it with respect to its obligations and duties and on January 30, 2004, the Company announced that the Special Committee had retained the investment banking firm of Houlihan Lokey to render an opinion to the Special Committee as to the fairness from a financial point of view, of the consideration offered by the Lombardi Group to the Public Stockholders. On March 8,

2004, the Company announced that the Special Committee had voted unanimously to recommend the rejection of the offered purchase price of $1.75 per share as being inadequate. On March 15, 2004, the Company announced that the Lombardi Group had increased the offered purchase price to $2.50 per share. On April 19, 2004, the Company announced that the Special Committee had voted to recommend the rejection of the increased offered purchase price of $2.50 per share as inadequate. On April 21, 2004, the Company announced that the offered purchase price had been increased to $3.00 per share. The Special Committee continued to find the price inadequate. On June 1, 2004, the Company announced that the Lombardi Group had once again increased the offered purchase price to the Public Stockholders to $3.12 per share and that the Special Committee had determined that in its judgment, the proposed increased purchase price of $3.12 per share was fair to the Public Stockholders. As a result, the Special Committee recommended to the Board of Directors that the Board accept the proposal of a purchase price of $3.12 per share for the shares of the Public Stockholders. The Board of Directors has accepted the recommendation of the Special Committee.

         The recommendation of the Special Committee was based upon its own deliberations; its consultations with its independent counsel with respect to its legal responsibilities; with its financial advisor, Houlihan Lokey, with respect to the fairness, from a financial point of view, of the consideration per share to be received by the Public Stockholders in the Merger; and on the written opinion of Houlihan Lokey. The Special Committee requested that Houlihan Lokey render an opinion as to the fairness from a financial point of view, to the Public Stockholders, of the consideration per share to be received by the Public Stockholders in the Merger.

WHAT OPINION HAS BEEN DELIVERED BY HOULIHAN LOKEY?

         On December 16, 2004, Houlihan Lokey delivered its written opinion to the Special Committee that, based upon the information provided to it by the Company and the valuation analysis it performed (see "Special Factors - Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc." herein), the $3.12 per share consideration to be received by the Public Stockholders for their shares of Common Stock in the Merger is fair to them from a financial point of view. Houlihan Lokey's written opinion is included as Appendix B to this Proxy Statement.

WHAT FACTORS WERE CONSIDERED BY THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS IN RECOMMENDING THE $3.12 PER SHARE PURCHASE PRICE FOR THE COMMON STOCK OWNED BY THE PUBLIC STOCKHOLDERS?

         The Special Committee and the Board of Directors considered a number of factors before recommending the $3.12 per share purchase price for the Common Stock owned by the Public Stockholders, including but not limited to, the following:

     o the nature of the restaurant business in the areas where the Company's restaurants are located

     o    the Company's financial condition and operating results

     o the relative lack of growth in the Company's revenues over the past four years

     o the Company's limited ability to expand the number of its seafood restaurant units due to the difficulties in acquiring additional waterfront sites at reasonable cost

     o the required future capital investment in order to maintain certain restaurants

     o the departure (at the end of June 2004) of the Company's long-time chief executive and chief financial officer, Anthony C. Papalia

     o    the costs to continue to operate as a publicly owned entity

     o the relatively low market prices for the Common Stock in the over-the-counter market over the past three years

     o    the decline in market conditions for low-priced stocks

     o the lack of positive impact on the market price for the Common Stock following the Company's various stock repurchases

     o the lack of liquidity in the market for the Common Stock as reflected by the low average trading volume in the stock in the over-the-counter market over the past three years

     o    the terms and conditions of the proposed Merger

     o the belief that after several increases in the offered purchase price, the $3.12 per share offered purchase price was the highest price that the Lombardi Group was willing to offer


     o the fact that the offered price of $3.12 per share represents a premium of approximately 115% over the $1.45 per share last sale price for the Common Stock in the over-the-counter market on November 17, 2003, the last trading day on which a last sale price was available immediately preceding the date on which the original $1.75 per share purchase proposal was publicly announced


     o the presentation and the written opinion of Houlihan Lokey delivered to the Special Committee on December 16, 2004.

     o the requirements of the Delaware General Corporation Law (the "Delaware Law") that the affirmative vote of at least a majority of the shares of Common Stock present in person or by proxy at the Special Meeting is required for approval and adoption of the Merger and the Merger Agreement, and that stockholders who properly assert dissenters' rights in accordance with Section 262 of the Delaware Law are entitled to demand and be paid the fair value for their shares of Common Stock as determined pursuant to an appraisal by the Delaware Court of Chancery.

HOW IS THE MERGER BEING FINANCED?

         Acquisition Co. estimates that the total amount of funds required to purchase all of the shares of Common Stock owned by the Public Stockholders will be approximately $4,120,000 and that it will incur approximately $180,000 in related fees and expenses. The Lombardi Group and the Maschler Group will pay these amounts with personal funds and through anticipated bank borrowings. See "The Merger Agreement and the Merger - Expenses of the Merger and Sources of Funding."

WHAT RIGHTS DO STOCKHOLDERS HAVE TO DISSENT FROM THE MERGER?

         Any stockholder who owns shares of Common Stock as of the February 25, 2005 record date, and who does not wish to accept the $3.12 per share cash payment for his or her shares pursuant to the Merger, has the right under the Delaware General Corporation Law to receive the "fair value" of his or her shares of Common Stock as determined by a Delaware court. This "appraisal right" is subject to a number of restrictions and technical requirements and therefore, perfecting your appraisal rights can be complicated and costly. Generally, in order to properly exercise appraisal rights, a dissenting stockholder must not vote in favor of approving and adopting the Merger Agreement and the Merger, and must make a written demand for an appraisal before the vote to approve and adopt the Merger Agreement and the Merger occurs. Merely voting against the Merger Agreement and the Merger will not perfect your right of appraisal. Furthermore, no provision has been made to grant any Public Stockholder access to the corporate files of the Company or to the files of any Continuing Stockholder or to obtain counsel for or appraisal services for any Public Stockholder at the expense of the Company or any Continuing Stockholder. See "Dissenters' Rights of Appraisal" at page 64 herein and Appendix C to this Proxy Statement as to the applicable provisions of the Delaware General Corporation Law relating to appraisal rights.


         VOTING AGAINST THE MERGER AND THE MERGER AGREEMENT WILL NOT PROTECT YOUR RIGHT TO DISSENT IN THE ABSENCE OF YOUR DELIVERING A SEPARATE WRITTEN APPRAISAL DEMAND ON A TIMELY BASIS. APPENDIX C TO THIS PROXY STATEMENT CONTAINS
SECTION 262 OF THE DELAWARE LAW REGARDING DISSENTERS' RIGHTS. STOCKHOLDERS WHO INTEND TO DISSENT SHOULD CAREFULLY REVIEW THIS PROXY STATEMENT AND APPENDIX C AND ARE URGED TO CONSULT WITH THEIR OWN LEGAL ADVISORS.

WHAT ARE THE CONDITIONS TO THE MERGER?

         The following list includes what the Board of Directors and the Continuing Stockholders believe are the material conditions to the Merger, all of which must be satisfied at the time of the Merger. In view of the fact that interpretations of "materiality" can be subjective, the list is qualified by reference to the Merger Agreement which is attached as Appendix A to this Proxy Statement. You are urged to carefully read this entire document including the Merger Agreement.

     o stockholders owning at least a majority of the outstanding shares of Common Stock must approve and adopt the Merger Agreement and the Merger.

     o there are no legal restraints rendering the Merger unlawful or preventing the consummation of the transactions contemplated thereunder and no pending litigation that could have a material adverse effect on the Company.

     o neither the Special Committee nor the Board of Directors shall have withdrawn, modified or otherwise changed its recommendation concerning the terms of the Merger.

     o the Houlihan Lokey fairness opinion issued to the Special Committee and attached hereto as Appendix B shall not have been withdrawn or revoked.

     o all authorizations, consents and waivers required for the consummation of the Merger shall have been obtained.

     o the respective representations and warranties made in the Merger Agreement by each of the parties to the Merger Agreement shall be true and correct.

     o stockholders shall not have exercised appraisal rights under the Delaware Law with respect to more than 10% of the outstanding shares of Common Stock (392,610 shares).

SHOULD YOU SEND IN YOUR STOCK CERTIFICATES NOW?

         No. If the Merger is consummated, you will be sent written instructions on how to forward your certificates for payment.

IF YOUR SHARES OF COMMON STOCK ARE HELD IN "STREET NAME" BY A BROKER, WILL THE BROKER BE ABLE TO VOTE YOUR SHARES?

         Your broker will vote your shares only if you provide instructions on how to vote. Your broker should provide you with directions on how to instruct your broker to vote your shares.

CAN YOU CHANGE YOUR VOTE AFTER YOU MAIL IN YOUR SIGNED PROXY CARD?

         Yes. You can send in a signed proxy card dated at a later date or a written revocation of your proxy prior to the Special Meeting or attend the Special Meeting and vote in person. Any notice to revoke your proxy or any subsequent proxy card should be delivered or mailed to Chefs International Inc., 62 Broadway, Point Pleasant Beach, NJ 08742; Attention: Corporate Secretary and must be received prior to the Special Meeting.

WHEN WILL YOU RECEIVE PAYMENT FOR YOUR SHARES?

         If the Merger Agreement is approved and adopted and the other conditions to the Merger are satisfied, the Company intends to consummate the Merger shortly thereafter. As soon as practicable after consummation of the Merger, the Company's Payment Agent will send a letter to stockholders instructing them on how to exchange certificates for their shares of Common Stock for the $3.12 per share cash payment. Payment will be made promptly upon compliance with the exchange procedures. See "The Merger Agreement and the Merger - Exchange Procedures."

WHAT ARE THE INCOME TAX CONSEQUENCES OF THE MERGER?


         Receipt of the $3.12 per share cash payment upon completion of the Merger may be a taxable event for federal income tax purposes, depending on the recipient's cost basis for the shares exchanged. A review of the tax consequences to stockholders appears commencing on page 61 of this Proxy Statement. Each stockholder is urged to consult with his or her tax advisor concerning the tax consequences of the Merger to him or to her.

                                 SPECIAL FACTORS

PURPOSE


         The purpose of the Merger is to convert the Company into a non-public corporation owned by the Continuing Stockholders. At the same time, the Public Stockholders are being given the opportunity to receive a cash payment of $3.12 per share owned which represents a substantial premium over the $1.45 last sale price per share at which the Company's Common Stock was trading in the over-the-counter market prior to the announcement of the Merger proposal. The privatization is being attempted to be accomplished in the form of a Merger because the Lombardi Brothers, who initiated the privatization proposal and who are providing the bulk of the funds for the $3.12 per share "buy-out" of the Public Stockholders are unwilling to finance a multi-million dollar payment to the Public Stockholders unless they own 100% of the Company at the conclusion of the transaction. See "Events Leading to the Proposal for and the Acceptance of the Merger Offer."


BACKGROUND

         PURCHASE OF CONTROL BY THE LOMBARDI GROUP - On May 20, 1999, the five Lombardi Brothers purchased an aggregate 1,722,445 shares of the Company's Common Stock for an aggregate $4,306,113 or $2.50 per share from the Chapter 11 Trustee for the bankruptcy estate of the Company's former principal stockholder. On May 25, 1999, the Company received notice that the Lombardi Group owned in excess of 50% of the Company's issued and outstanding Common Stock and as a result, owned voting control of the Company. On that date, Robert M. Lombardi was elected as a director of the Company and chairman of the board at the request of the Lombardi Group.

         On July 7, 1999, the four remaining Company directors resigned as directors and four Lombardi Group nominees, namely Anthony M. Lombardi, Joseph
S. Lombardi, Michael F. Lombardi and Stephen F. Lombardi were elected as directors in their place. In December 1999, Nicholas Boxter, Kenneth Cubelli and Raymond L. Dademo were elected as directors bringing the number of the Company's directors to a total of eight. In June 2004, Robert M. Lombardi was elected as President and Chief Executive Officer of the Company to succeed Anthony C. Papalia who resigned from those positions effective June 28, 2004.

EVENTS LEADING TO THE PROPOSAL FOR AND THE ACCEPTANCE OF THE MERGER OFFER

         In the late summer of 2003,  Robert M. Lombardi and his brother Michael
F. Lombardi, Chairman of the Board and Secretary, respectively of the Company, engaged in a series of informal discussions with their brothers, Anthony M. Lombardi, Joseph S. Lombardi and Stephen F. Lombardi concerning whether it made sense for the Company to remain a public company. These informal discussions took place over a period of several weeks. Anthony M. Lombardi, Michael F. Lombardi and Stephen F. Lombardi all work in the same building and see each other several times each day during the work week. Joseph S. Lombardi and Robert M. Lombardi both work in the same medical practice in another building a few miles away and usually see each other several times each day during the work week. Four of the five Lombardi Brothers live in Edison Township, New Jersey. The Lombardi Brothers also frequently see each other on weekends to discuss personal matters and business matters. They have other business interests in addition to their interests in the Company.


         As a result of these discussions, the Lombardi Brothers concluded that based on the Company's relatively small size, the fact that substantial stock repurchases made by the Company had not had a significant positive effect on the market price for the Common Stock, the illiquidity of the trading market for the Common Stock, the Company's lack of growth and the costs inherent in remaining a public company, it would be in all of the stockholders' interests to "take the Company private" at a fair price. At the time, the five Lombardi Brothers comprised five of the Company's eight directors and the Lombardi Group were the beneficial owners of in excess of 60% of the Common Stock.

         At the end of the summer of 2003, the Lombardi Brothers decided to move forward to privatize the Company and a meeting was held in late September 2003 at the request of Robert M. Lombardi and Michael F. Lombardi with the Company's outside counsel and proposed counsel for the Lombardi Group. At the meeting, two forms of privatization transactions were discussed, a Merger and a tender offer. Robert M. Lombardi and Michael F. Lombardi concluded that because the Lombardi Group owned a sufficient number of shares of the Company's Common Stock to authorize a Merger, certain steps should be taken to insure that the privatization procedure would be fair to the Public Stockholders. As a result, the Lombardi Group retained counsel separate from outside counsel for the Company and determined that the price to be paid to the Public Stockholders for their shares in the privatization transaction would not be less than a price found to be fair by a reputable investment banking firm.

         After the late September meeting, the Lombardi Brothers had a number of further discussions among themselves and determined to pursue the privatization process through a Merger. A tender offer was rejected because of the large number of record holders of the Common Stock (more than 6,000 at fiscal 2003 year-end). In the opinion of the Lombardi Brothers, the relatively large number of stockholders combined with the fact that the Company completed its initial public offering almost 30 years earlier (in 1976) so that many record stockholders might not be able to be located at this time, rendered it unlikely that a tender offer would successfully reduce the number of record holders to the threshold (less than 300) required to terminate the Company's reporting obligations under the Securities Exchange Act of 1934 (the "Exchange Act").. As a result, the Lombardi Brothers concluded that a Merger transaction would have a better chance of achieving privatization than a tender offer. Through their ownership of in excess of 60% of the Common Stock, the Lombardi Group held sufficient votes to approve the Merger in accordance with Delaware law. They concluded that the Merger transaction would be procedurally fair to the Public Stockholders because in addition to obtaining a fairness opinion as to the "buy-out" price, any Public Stockholder dissatisfied with the "buy-out" price would be entitled to seek appraisal rights under Delaware law. In addition, the Lombardi Brothers decided to pursue the privatization transaction through a Merger because they wanted to own the entire Company without minority stockholders at the completion of the transaction. They did not wish to operate the Company after the transaction subject to possible objections from minority "partners" with respect to future transactions. They decided that they were not willing to finance a multi-million dollar payment to the Public Stockholders unless they owned 100% of the Company at the conclusion of the transaction.

         After rejecting a tender offer for the above reasons and concluding that a Merger transaction would best achieve the above goals, the Lombardi Brothers decided to require the transaction to be structured in the form of a Merger. No other alternatives to accomplish the stated purposes of taking the Company private and enabling the Lombardi Brothers to own 100% of the Company at the conclusion of the transaction were considered as the Lombardi Brothers viewed the Merger structure as satisfactory to accomplish these goals.


         On November 12, 2003, the Lombardi Group organized Acquisition Co. as a Delaware corporation, Acquisition Co was organized for the purpose of merging into the Company in a Merger transaction in which the shares of the Public Stockholders would be canceled for a right to a cash payment, thereby converting the Company into a private corporation to be owned solely by the stockholders of Acquisition Co.

         At the regularly scheduled meeting of the Company's Board of Directors held on November 15, 2003 at which all eight directors were present as well as the Company's president, its secretary and its outside counsel, Michael F. Lombardi delivered a written proposal addressed to the Company's Board of Directors from the Lombardi Group to acquire all of the outstanding shares of the Company's Common Stock not owned by the Lombardi Group for a cash purchase price of $1.75 per share. The proposal contemplated that the acquisition would take the form of a Merger pursuant to which Acquisition Co. would be merged into the Company and the Company's stockholders other than the members of the Lombardi Group would receive a $1.75 per share cash payment for their shares of the Company's Common Stock. The proposal stated that the proposed cash purchase price of $1.75 per share represented a 20.7% premium over the last reported closing sale price per share of the Common Stock on the OTC Bulletin Board(R) on October 29, 2003, and that the Lombardi Group believed that the proposal was at a fair price that reflected the Company's historical results and future prospects.


         The Lombardi Group required the transaction to be in the form of a Merger because it believed this was the most efficient method to take the Company private at the least cost to the Lombardi Group. It would entail one Proxy Statement. The purchase price for the stock owned by the Public Stockholders would not be less than the price found to be fair from a financial point of view by an independent investment banking firm and, in addition, would be subject to appraisal rights for dissenting stockholders to insure, the Lombardi Group believed, procedural fairness to the Public Stockholders. The Lombardi Group continues to hold the opinion that due to the large number of record holders of the Company' Common Stock and the fact that the Company's initial public offering was completed almost 30 years earlier, a tender offer would not produce enough stock tendered to insure the Company achieving private corporation status thereby necessitating the added cost of a Merger Proxy Statement to achieve a successful "going private" result. In addition, the Lombardi Group was unwilling to finance a multi-million dollar payment to the Public Stockholders unless they owned 100% of the Company at the conclusion of the transaction. As a result, the Lombardi Group required the transaction to be structured in the form of a Merger.

         The proposal stated that it, and the proposed acquisition would be subject to conditions typical for transactions of such type, including without limitation, the condition that (a) the Company's Board of Directors determines and recommends that the acquisition price is fair to the Company's minority stockholders; (b) such determination and recommendation is not withdrawn, amended or qualified in any way; (c) the Company's published financial statements, other Securities and Exchange Commission filings and any other written information submitted to the Lombardi Group or its representatives in connection with the acquisition shall be and remain true and correct in all material respects; (d) there shall not have occurred certain material adverse events of a financial, business or legal nature with respect to the Company, the Lombardi Brothers or any of their respective affiliates, or the financial or capital markets in the United States; (e) there shall not have been certain other political, military, security or natural disasters or calamities anywhere in the world; (f) the Company and its officers, directors, employees, professional and other advisors shall at all relevant times (1) grant to the Lombardi Group and their representatives, timely access to the books, records and facilities of the Company and its subsidiaries, and (2) cooperate in completing the acquisition and addressing all matters incidental thereto; (g) all legal matters incidental to the acquisition shall be reasonably satisfactory to the Lombardi Group and its counsel; and (h) the Company and its representatives would not take or encourage any action to cause, promote or authorize any transaction that may compete or interfere with, or frustrate the acquisition. The proposal also stated that the acquisition was subject to the condition that holders of not more than 10% of the outstanding shares of Common Stock exercise their appraisal rights under the Delaware General Corporation Law.

         The Lombardi Brothers disqualified themselves from negotiating the proposal on behalf of the Company and the Public Stockholders, and it was agreed that a Special Committee consisting of the three non-Lombardi Brother directors, namely Kenneth Cubelli, Nicholas Boxter and Raymond L. Dademo should be appointed to review and make a recommendation to the Board of Directors regarding the fairness of the proposed transaction to the Public Stockholders. See "Interests of Certain Persons in the Merger" herein as to certain relationships between the members of the Special Committee and the Lombardi Brothers. No limitations were placed on the authority of the Special Committee, each of whom has served without compensation. During the term of its service, the Company did not receive and the Special Committee did not solicit any offers from other parties to purchase the Company or its assets because no other such transaction could be effectuated without the consent of the Lombardi Group who owned more than 60% of the outstanding Common Stock and had indicated that they had no intention of selling the Company or its assets to others.


         At this point in the November 15, 2003 director's meeting, the Lombardi Brothers left the room and the three members of the Special Committee met with the Company's president, its secretary and its outside counsel. It was determined at this meeting that the Special Committee would retain independent counsel to represent the Committee. The Special Committee retained independent counsel on December 20, 2003. The Special Committee engaged independent counsel in connection with its review of the proposed Merger to advise it with respect to its responsibilities and duties under applicable Delaware corporate law. Throughout the process, independent counsel continued to provide oral advice to the Special Committee. Since the rules associated with a transaction of this nature do not require it, the Special Committee did not engage counsel to render an opinion with respect to the proposed Merger nor was one obtained.


         In late December 2003 and early January 2004, the Special Committee reviewed proposals from several firms who provide valuation opinions and decided to retain Houlihan Lokey to serve as its financial advisor and to render an opinion as to the fairness from a financial point of view, to the Public Stockholders of the consideration to be received by them in connection with the proposed Merger. The Special Committee selected Houlihan Lokey based upon its experience in rendering valuation opinions in transactions involving restaurants.

         On January 29, 2004, three Houlihan Lokey employees traveled to the Company's executive offices in Point Pleasant Beach, New Jersey where they met with the Company's president, its controller and outside counsel in order to obtain background and financial information concerning the Company. None of the discussions at this meeting concerned the adequacy of the Merger "buy-out" price.

         In early February 2004, Houlihan Lokey delivered a preliminary valuation analysis to the Special Committee. After the Special Committee had reviewed the analysis, on or about February 10, 2004, counsel to the Special Committee advised counsel to the Lombardi Group that on the basis of Houlihan Lokey's preliminary valuation analysis, the $1.75 offer appeared to be inadequate but the Committee was continuing to review the offer.

         In mid-February 2004, Matthew H. Maschler contacted the Company. Mr. Maschler advised that he and his family owned a significant number of shares of Common Stock and wanted to be certain that the Board of Directors would act independently when evaluating and accepting the proposed Merger.

         On March 1, 2004 at the request of the Lombardi Group and with the permission of the Special Committee, a telephone conference call was arranged for the Lombardi Group with Houlihan Lokey. The Lombardi Group wanted to understand why Houlihan Lokey, after a preliminary valuation analysis, believed the $1.75 offer appeared to be inadequate when it was substantially higher than the market price for the Common Stock immediately prior to the announcement of the offer. Participating in the conference call were Michael F. Lombardi, counsel to the Lombardi Group, counsel to the Special Committee and Houlihan Lokey personnel. Houlihan Lokey explained that the market price for the Common Stock was only one factor it took into account in evaluating the fairness from a financial point of view of the "buy-out" price offer. Houlihan Lokey informed Mr. Lombardi that it had only performed certain preliminary valuation analyses at that time and that based on those analyses, it appeared to Houlihan Lokey that the $1.75 offered cash "buy-out" price was inadequate from the financial point of view.

         On or about March 8, 2004 after further discussion with each member of the Special Committee and with Houlihan Lokey, counsel to the Special Committee advised counsel to the Lombardi Group that the Committee had rejected the $1.75 per share offer as inadequate.


         On March 11, 2004, the Lombardi Group by correspondence through counsel advised counsel to the Special Committee that it was increasing the cash purchase price offer to $2.50 per share. Counsel to the Lombardi Group pointed out that the $2.50 offered purchase price represented a 30% premium over the last reported closing sale price per share of the Common Stock on March 5, 2004 as reported on the OTC Bulletin Board(R) and a 72% premium over the last reported sale price per share of the Common Stock prior to the initial proposal.


         The Lombardi Group believed that this new proposal was at a fair price that adequately reflected the Company's historical and future prospects. Counsel advised that the Lombardi Group believed that the Special Committee should take the following factors into consideration in evaluating the new offer. Any valuation of the Company based upon a multiple of EBITDA should take into consideration (i) the small size of the Company compared to larger, more established publicly traded restaurant chains; (ii) the recent inability of the Company to diversify its restaurant offerings, the closing of its Escondido's restaurant at the Monmouth Mall and the sale of its Lobster Shanty restaurant in Jensen Beach, Florida; (iii) Management's belief that growth of the Company's seafood restaurants was severely constrained due to its inability to lease or own waterfront locations which is viewed as essential for seafood restaurants; and (iv) the high cost of acquiring new liquor-licenses in the Company's home state of New Jersey. In addition, unlike the other restaurant companies referred to by Houlihan Lokey in its analysis, due to the location of the Company's restaurants, its financial results were extremely dependent on the uncertainty of the weather and vacation trends. Furthermore, the Lombardi Group claimed, the Company's forecasts failed to quantify the substantial sums necessary for capital expenditures due to the Company's deteriorating plant and equipment (which would likely exceed $1,000,000 per location). In addition, the Company's lease of the parking facility adjacent to its Point Pleasant Beach restaurants was due to expire in approximately 3-1/2 years and the landlord had indicated that he may not offer a renewal of that lease. The loss of that parking facility would materially lower the value of the Company's Point Pleasant Beach restaurants, the Lombardi Group maintained, because of a dramatic decrease in revenue stemming from fewer customers.

Finally, the Lombardi Group was offering to acquire a minority interest in a highly illiquid company controlled by the Lombardi Group. As a result, the Lombardi Group claimed that valuation comparisons to comparable, liquid, public restaurant companies should not be made because doing so would involve including the inherent increased value attributed to such companies. Counsel advised that this new $2.50 per share proposal would be withdrawn in the absence of a response by March 19, 2004. This deadline was subsequently extended by agreement between counsel.

         On April 16, 2004, counsel to the Special Committee informed counsel to the Lombardi Group that after consultation amongst themselves and in light of Houlihan Lokey's preliminary valuation analysis, the Special Committee had determined that the $2.50 per share offer price was inadequate from a financial point of view, even with the potential departure of the Company's president.

         On April 20, 2004, the Lombardi Group through counsel advised counsel to the Special Committee that it was increasing the cash purchase price offer to $3.00 per share. Counsel to the Lombardi Group pointed out that the $3.00 offered purchase price represented a 22% premium over the last reported closing sale price per share of the Common Stock on April 5, 2004 as reported on the OTC Bulletin Board(R) and a 107% premium over the last reported sale price per share of the Common Stock prior to the initial proposal (as well as a similar premium over the Common Stock's trading range during the past several years). Counsel advised that the Lombardi Group believed that the proposal ($3.00 per share) was a fair price that accurately reflected the Company's historical results and future prospects and urged the Special Committee to consider the factors cited in the Lombardi Group's previous (March 11, 2004) correspondence. Counsel advised that this new $3.00 per share proposal would be withdrawn in the absence of a response by April 27, 2004.

         At some time in April 2004, Matthew H. Maschler placed a telephone call to Michael F. Lombardi and asked Mr. Lombardi the current status of the negotiations between the Lombardi Group and the Special Committee. Mr. Lombardi informed Mr. Maschler that he was only authorized to advise him that the Lombardi Group was still in negotiation with the Special Committee and that no agreement had been reached. Mr. Maschler informed Mr. Lombardi that he and his brothers owned approximately 5% of the Company's Common Stock and did not want to be bought out. Mr. Maschler told Mr. Lombardi that he was prepared to litigate if necessary to prevent being bought out, but that his real desire was to be part of the Continuing Stockholder Group in the privatization. Mr. Lombardi told Mr. Maschler that it was unlikely that the Lombardi Brothers would want the Maschler Brothers to be part of the privatization because the Lombardi Brothers contemplated a "family" type situation after the privatization, without "partners". He told Mr. Maschler that the privatization might never take place and in addition, if the Maschler Brothers felt that the "buy-out" price was too low, they had appraisal rights under Delaware law. Mr. Maschler ended the conversation by asking Mr. Lombardi to present to his brothers the prospect of the Maschler Brothers being part of the Continuing Stockholder Group. Mr. Lombardi said that he would discuss the matter with his brothers but that it was unlikely that the Lombardi Brothers would respond favorably.

         Subsequently, in late April or early May 2004, Michael F. Lombardi received another telephone call from Matthew H. Maschler, this time with Matthew Maschler's father also on the telephone. Stephen F. Lombardi was also present on the call with Michael. The Maschlers once again advised that the Maschler Brothers did not want to be bought out, were prepared to litigate if necessary to prevent being bought out, but that their real desire was to be part of the Continuing Stockholder Group in the privatization. Mr. Lombardi reiterated the response which he had given in the earlier April 2004 call.

         Michael F. Lombardi discussed both calls with his brothers. The reaction of the Lombardi Brothers was that they did not want non-family members in the Continuing Stockholder Group.

         On or about May 4, 2004, counsel to the Special Committee, after conferring with members of the Special Committee, informed counsel for the Lombardi Group that the $3.00 per share offer appeared to be inadequate. At this point, counsel for the Lombardi Group held a number of telephone discussions with counsel to the Special Committee in which he indicated that the Lombardi Group did not wish to continue a pattern of offer and rejection and requested an indication from the Special Committee of an acceptable price.

         After discussion with the members of the Special Committee, counsel to the Special Committee advised counsel to the Lombardi Group that subject to Houlihan Lokey agreeing to issue a fairness opinion at that price, the Special Committee would accept the Lombardi Group's offer if it was raised to $3.12 per share. On May 6, 2004 after consulting with the Lombardi Group, counsel to the Lombardi Group advised counsel to the Special Committee that the offer would be raised to $3.12 per share but that was the Lombardi Group's final offer.


         On May 13, 2004,  Houlihan  Lokey  advised the Special  Committee  that based on the information received and analysis performed through that point that, if asked by the Special Committee, Houlihan Lokey could opine favorably that, as of that date and subject to the matters orally described to the Special Committee, the consideration to be received by the Public Stockholders in connection with the Merger ($3.12 per share) was fair to them from a financial point of view. Subsequently, the members of the Special Committee unanimously agreed to recommend to the Board of Directors the $3.12 per share proposal. In reaching its unanimous agreement, the Special Committee cited its reliance on oral communications with Houlihan Lokey, including but not limited to summary valuation and related financial analysis; previous prices for the Common Stock; the lack of liquidity in the Common Stock based on its relatively low trading volume; the decline in Market Conditions (particularly Micro-Cap Stocks) since the initial offer; increasing interest rates; the Company's prior stock repurchases; the increased offers of the Lombardi Group; the fact that there were no other offers or indications of interest; the Company's stagnating and decreasing operating results; departure of the Company's chief  executive  officer;  the lack of a record or  indication  of selling  the
Company's   real  estate;   required   capital   investments  in  and  continued
expenditures  and  improvements   with  respect  to  certain  of  the  Company's
restaurant locations; and the Company's limited ability to expand seafood restaurant locations due to the difficulty in acquiring waterfront properties.

         A special meeting of the Company's Board of Directors was held on June 16, 2004 at a time when all of the directors were available. All eight of the directors attended as well as the Company's outside counsel. At the meeting, the Board acknowledged the unanimous recommendation of the Special Committee to the Board to accept the $3.12 per share offered price and discussed the various factors relied on by the Special Committee in recommending acceptance of the Merger proposal at $3.12 per share. The Board noted that even with the Houlihan Lokey opinion that the $3.12 per share "buy-out" price was fair to the Public Stockholders from a financial point of view, any Public Stockholder not wishing to accept the $3.12 per share offer price would be accorded dissenter's rights to an appraisal and concluded that this insured that the proposed transaction would be procedurally fair to the Public Stockholders. The Board unanimously agreed to accept the Merger proposal.

         Sometime in June 2004 after the Special Committee had agreed to recommend the fairness of the $3.12 "buy-out" price to the Board of Directors, Matthew H. Maschler called Michael F. Lombardi. Mr. Lombardi told Mr. Maschler that the Maschler Brothers should be happy with the agreed "buy-out" price of $3.12 per share. Mr. Maschler told Mr. Lombardi that he and his brothers were prepared to litigate even at that price "or at any price" as their real interest was to be a part of the Continuing Stockholder Group in the privatization. Mr. Maschler indicated that he and his brother were long term investors who had no need for liquidity of their investment in the Company and that they were prepared to see the Company's operations eventually turn successful no matter how long it may take.


         In late June 2004, the Lombardi Brothers met and decided it would be in their best interests to allow the Maschler Brothers to join the Continuing Stockholder Group in the privatization. The reasoning was that the Maschlers would pay their proportionate share of the privatization costs (7.6% or approximately $327,000) thereby saving the Lombardi Brothers considerable capital and that although the Lombardi Brothers believe that the $3.12 per share "buy-out" price was fair from a financial point of view to the Public Stockholders, allowing the Maschler Brothers to join the Continuing Stockholder Group could avoid costly litigation.


         After the Lombardi Brothers reached this decision, still in late June 2004, Michael F. Lombardi called Matthew H. Maschler and told him that the
Maschler Brothers could join the Continuing Stockholder Group with a share proportionate to their proportionate stock ownership in the Company, that Matthew H. Maschler would be elected as a director of Acquisition Co., and after the Merger, as a director of the Company. Matthew H. Maschler expressed his appreciation and vowed to work with the Lombardi Group to help the resulting Company in any way that he could after the privatization. No specific plans were discussed. Mr. Lombardi also advised Mr. Maschler that no Maschler Brother would be admitted to the Continuing Stockholder Group who had been subject to any sanction for a violation or alleged violation of federal or any state securities laws. As a result, on November 24, 2004, Lee H. Maschler and his brother Matthew H. Maschler each purchased 32,823 shares of Common Stock from their brother Erik Maschler in a private purchase at a purchase price of $3.03 per share.


         During the summer of 2004, counsel were engaged in negotiating the terms and in drafting the Merger Agreement and documents required to be filed with the Securities and Exchange Commission in order to hold the stockholder meeting to effectuate the Merger. During this time, Michael F. Lombardi and Robert M. Lombardi were involved in arranging bank financing for the transaction.

         In September 2004, matters were put on hold due to the closing of the Company's three Florida restaurants for approximately ten days in the case of one restaurant, and for approximately two months and approximately two and one-half months in the case of the other two restaurants due to the September 2004 Florida hurricanes. In October and November of calendar year 2004 after discussions with a bank lender, the Lombardi Brothers received assurances that the Bank would provide additional funding for the Merger. At that point the Lombardi Group decided to proceed with the transaction and Houlihan Lokey was contacted in order to update its opinion.

         Seven of the eight directors of the Company were in attendance at the regular meeting of the Board of Directors held on November 20, 2004. Anthony F. Lombardi was unable to attend. Also present was the Company's executive vice president, outside corporate counsel and the directors of the Company's Florida and New Jersey operations. A draft Proxy Statement was delivered to each director for his subsequent review as well as a draft Merger Agreement. After discussion, the Board approved the Merger Agreement and the proposed "going private" transaction subject to stockholder approval.

         In December 2004, Houlihan Lokey updated its analysis with respect to the Merger and, on December 16, 2004, provided the Special Committee with a written opinion as of the date thereof that based on the matters described in its opinion, the consideration to be received by the Public Stockholders in the Merger ($3.12 per share) is fair to them from a financial point of view. Houlihan Lokey's opinion dated December 16, 2004, is attached as Appendix B to this Proxy Statement. A copy of Houlihan Lokey's report presented to the Special Committee on December 16, 2004 is available for inspection and copying at the Company's principal executive offices during regular business hours by any stockholder or his or her representative who has been so designated in writing. The Special Committee subsequently voted unanimously to continue to recommend the Merger proposal at a "buy-out" price of $3.12 per share to the Board of Directors.

         At a meeting of the Board of Directors of the Company held later on December 16, 2004 with all of the directors and outside corporate counsel attending, the Special Committee members described the call with Houlihan Lokey that day and reiterated the

Special Committee's recommendation to the Board of Directors approving the Merger proposal at a "buy-out" price of $3.12 per share. The Board of Directors once again reviewed the reasons why it believed the Merger transaction with a $3.12 "buy-out" price continued to be fair to and in the best interests of the Public Stockholders, unanimously approved adoption of the Merger proposal with a $3.12 "buy-out" price and authorized the holding of this Special Meeting to adopt and approve the Merger transaction.

         On December 17, 2004, the Continuing Stockholders executed a Contribution Agreement pursuant to which each member agreed to contribute his or its Common Stock to Acquisition Co. prior to the Merger in exchange for an identical number of shares of Acquisition Co. capital stock. If the Merger is consummated, the Common Stock contributed by the Continuing Stockholders to Acquisition Co. will be canceled, as will their shares of Acquisition Co. capital stock, and they will each be issued new shares of Common Stock identical in number to the shares he or it agreed to contribute to Acquisition Co.

         The Agreement and Plan of Merger was executed by the Company and Acquisition Co. on December 22, 2004.

REASONS FOR AND RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF
DIRECTORS

         The Special Committee and the Board of Directors have each unanimously determined that the Merger Agreement and the Merger are fair, both substantively and procedurally, to and are in the best interests of the Company's Public Stockholders. The Special Committee and the Board recommend that you vote "For" approval and adoption of the proposed Merger pursuant to the terms and conditions of the Merger Agreement. See "Interests of Certain Persons in the Merger - Actual or Potential Conflicts of Interest" as to actual or potential conflicts of interest between the members of the Board and the Public Stockholders.

         As part of the process of recommending the proposed "buy-out", the Special Committee continues and will continue to engage in the ongoing review and analysis of those previously identified factors which it believed to be relevant in making its recommendation to the Board of Directors, as well as any additional or new considerations which may come to its attention prior to the conclusion of the proposed transaction to ensure that no information comes to its attention which would otherwise change its prior recommendation to the Board.


         The Special Committee and the Board believe that the Merger is a more desirable alternative for the Public Stockholder than continuing to hold an equity interest in the Company. In reaching the determination that the Merger Agreement and the Merger are fair to the Public Stockholders, the Special Committee consulted with its financial consultant, Houlihan Lokey and with its legal advisors and the Board consulted with its legal advisors. Each member also relied on his knowledge of the Company's business operations, properties,
financial  condition,   operating  results,  and  prospects  in  the
restaurant business. Also reviewed were trading prices for and trading volume of the Company's Common Stock in the over-the-counter market.

         Each of the following factors, in the unanimous opinion of the Special Committee and the Board, supported the determination that the Merger is fair to and in the best interests of the Public Stockholders.

     o Taking into account the following factors, the $3.12 per share "buy-out" price will allow the Public Stockholders to liquidate their investment in the Company at the highest possible price obtainable at this time.

     o After several increases in the offered purchase price, the $3.12 per share "buy-out" purchase price is the highest price that the Lombardi Group is willing to offer.

     o The market prices for the Common Stock in the over-the-counter market in the three years preceding the initial announcement of the Merger proposal have been substantially less than the $3.12 "buy-out" price. See "Common Stock" herein.


     o The $3.12 per share "buy-out" price represents a premium of approximately 115% over the $1.45 per share last sale price for the Common Stock in the over-the-counter market immediately preceding the public announcement of the initial $1.75 per share purchase proposal.


     o The Company's previous open market stock repurchases failed to have a positive impact on the market price for the Common Stock indicating that future repurchase programs will probably be ineffective. See "Common Stock" herein.

     o The lack of liquidity in the market for the Common Stock as reflected by the low trading volume and the limited public float (approximately 1,350,000 shares) indicates that any volume of sales would depress the market price for the Common Stock. See "Common Stock" herein.


     o The increasing costs of remaining a publicly traded entity will have a negative effect on the Company's cash resources. These costs, for legal, auditing and transfer agent fees, aggregated approximately $160,000 for fiscal 2004, are expected to increase by at least $25,000 for fiscal 2005, and are expected to increase again in fiscal 2007 to approximately $335,000. See "Certain Effects of the Merger" herein.


     o There has been no significant growth in the Company's business as reflected by the following relative lack of growth in its revenues over the past four years

     FISCAL 2001        FISCAL 2002        FISCAL 2003         FISCAL 2004
     -----------        -----------        -----------         -----------
     $20,156,890        $20,798,333        $22,953,925         $22,283,169

          This stagnation in the Company's revenues indicates that it is unlikely that there will be any significant appreciation in the market price for the Common Stock in the foreseeable future above the trading range that existed prior to the initial public announcement of the Merger proposal in November 2003. See "Common Stock" herein,

     o The drain on the Company's cash resources to repair, maintain and renovate its existing restaurants will inhibit the Company's ability to expand its business and open additional restaurants. These costs totaled approximately $1,200,000 in fiscal 2005 and are expected to exceed $3,200,000 in fiscal 2006.

     o The lack of waterfront sites at reasonable cost in the Company's geographical areas of operation will limit the Company's ability to expand the number of its seafood restaurants.

     o The fact that the "buy-out" price of $3.12 per share to the Public Stockholders which is being funded by the Continuing Stockholders is substantially higher than the prices they paid for purchases of Common Stock from January 2002 through the date of the initial public announcement of the Merger proposal in November 2003 indicate that they are not profiting from those purchases at the expense of the Public Stockholders. See "Interests of Certain Persons in the Merger - Stock Transactions" herein.

     o The written opinion of Houlihan Lokey, delivered to the Special Committee on December 16, 2004, that based upon and subject to the limitations, qualifications and assumptions stated therein, concluded that the $3.12 per share price to be received by the Public Stockholders in the Merger for their shares of Common Stock is fair to them from a financial point of view. See the information under the caption "Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc." hereunder. A copy of Houlihan Lokey's written opinion is included as Appendix B to this Proxy Statement.


     o The fact that stockholders who properly assert dissenters' rights in connection with the Merger in accordance with Section 262 of the Delaware Law are entitled to demand and be paid the fair value for their shares of Common Stock as determined pursuant to an appraisal by the Delaware Court of Chancery. See "Dissenters' Rights of Appraisal" herein. A copy of Section 262 of the Delaware Law is attached as Appendix C to this Proxy Statement.


     o The appointment of the Special Committee to review and make a recommendation regarding the fairness of the proposed Merger transaction to the Public Stockholders, its retention of independent counsel and of an independent financial advisor (Houlihan Lokey), to opine as to the fairness from a financial point of view of the "buy-out" price to the Public Stockholders, the extended arms-length negotiations which resulted in the increase in the original offered "buy-out" price of $1.75 per share to $3.12 per share and the fact that stockholders who do not wish to accept the "buy-out" price, have appraisal rights under Delaware law insures that the proposed Merger transaction is procedurally fair to the Public Stockholders. The members of the Special Committee and the Board determined not to require the majority vote of the Public Stockholders (who own approximately 34% of the outstanding Common Stock) to approve the Merger transaction because the large number of record holders of the Common Stock combined with the fact that the Company completed its initial public offering almost 30 years earlier (in 1976) so that many record stockholders might not be able to be located at this time, rendered it unlikely that the Company would receive any response from Public Stockholders holding a majority of the shares owned by the Public Stockholders.


     o Going Concern Value - Each member of the Special Committee, each member of the Board of Directors, Acquisition Co. (without the consent of Houlihan Lokey) and each of the Continuing Stockholders (without the consent of Houlihan Lokey) hereby expressly adopts the discussion of Houlihan Lokey under both its market multiple methodology and its comparable merger methodology hereinafter set forth as to the "...enterprise value of our operations..." as being reflective of the Company's value as a "going concern." They each noted that after certain adjustments, Houlihan Lokey concluded the range of value under its market multiple methodology was $3.09 per share to $3.37 per share and that the range of value under its comparable merger (transaction) methodology was $3.06 per share to $3.29 per share. These ranges positively impacted the determination of each member of the Special Committee, each member of the Board of Directors, Acquisition Co. (without the consent of Houlihan Lokey) and each of the Continuing Stockholders (without the consent of Houlihan Lokey) that the $3.12 per share consideration to be received by the Public Stockholders in the Merger is fair to them from a financial point of view.

     o Liquidation Value - The members of the Special Committee, the members of the Board of Directors, Acquisition Co. and the Continuing Stockholders did not independently consider the liquidation value of the Company. However, they each noted that Houlihan Lokey performed a financial analysis of the Company's book value to determine an estimation of the Company's value if it were to liquidate. (Acquisition Co. and the Continuing Stockholders took note of this analysis without the consent of Houlihan Lokey). Houlihan Lokey did not make, and neither the Company, any member of the Special Committee, any member of the Board of Directors, Acquisition Co. nor any Continuing Stockholder obtained, any independent appraisal of the Company's properties or assets. Houlihan Lokey's financial analysis assumed an orderly liquidation based on adjusted book value of the Company's assets and satisfaction of the Company's liabilities to assess for its own internal analyses whether such an analysis contradicted its market multiple and comparable merger analyses. With the exception of the Company's property, plant and equipment, Houlihan Lokey relied on the book value of the Company's assets discounted at customary recovery rates. With respect to the real estate and related restaurants and equipment, Houlihan Lokey relied on (i) market rents quoted by local real estate agents for comparable restaurant space, assuming triple-net lease terms, multiplied by regional capitalization rates from a national real-estate publication, (ii) comparable real estate listings, (iii) estimated recovery rates based on discussions with liquidation professionals, and (iv) tax assessments. Houlihan Lokey assumed a nominal value with respect to the Company's equipment. Additionally, they deducted transaction costs estimated at 5.0% of gross proceeds from asset sales to account for expenses (in other words, real estate commissions and other professional fees) typically incurred in an orderly liquidation.

                  Houlihan Lokey performed its financial analysis of the Company's book value if it were to liquidate to assess for its own internal analyses whether such an analysis contradicted its market multiple and comparable merger analyses. Houlihan Lokey did not share the numerical result of this analysis with the Special Committee, the Board of Directors, Acquisition Co. or any Continuing Stockholder. After completing this analysis, Houlihan Lokey determined that it did not contradict its market multiple and its comparable merger analyses and opined that the $3.12 per share consideration to be received by the Public Stockholders in the Merger is fair to them from a financial point of view. The fact that Houlihan Lokey conducted this internal analysis and determined that it did not contradict its market multiple and its comparable merger analyses (which are the only bases on which Houlihan Lokey's opinion is based) positively impacted the determination of each member of the Special Committee, each member of the Board of Directors, Acquisition Co. and each Continuing Stockholder that the $3.12 per share consideration to be received by the Public Stockholders in the Merger was fair to them from a financial point of view. (Acquisition Co. and the Continuing Stockholders did so without the consent of Houlihan Lokey).

o Other Offers - During the past two years, no firm offers were received with respect to a merger or consolidation of the Company with or into another company or vice versa; the sale or transfer of all or any substantial part of the Company's assets; or a purchase of the Company's securities that would enable the holder to exercise control of the Company.


         In concluding that the Merger is fair to the Public Stockholders, the Special Committee and the Board also considered the following factors, each one of which they considered to be a negative factor.

     o The fact that consummation of the Merger will preclude the Public Stockholders from having the opportunity to participate in any future growth of the Company.

     o The fact that if the Merger is consummated, the Lombardi Group and the Maschler Group, who currently own the controlling interest in the Company, will have the sole opportunity to benefit from any increases in the value of the Company as a result of their increased equity ownership in the Company (from

          66% to 100%) and therefore could receive a substantial economic benefit from the transaction.


     o The fact that the Company's net book value per share and net tangible book value per share ($3.91 and $3.69 per share, respectively, as of October 24, 2004, the last day of the Company's third fiscal quarter in fiscal 2005) exceeds the $3.12 per share cash price being offered to the Public Stockholders in connection with the Merger by $.79 and $.57 per share, respectively (25% and 18%, respectively). The members of the Special Committee and the Board do not believe that net book value and net tangible book value are relevant indicators of the value of the Company as a going concern but rather are indicative of historical costs. Each member of the Special Committee and the Board took into account the fact that the Merger consideration ($3.12 per share) is less than the net book value per share and the net tangible book value per share. Based upon the Company's continued expenditure of capital to improve certain of its restaurant locations and operations, as well as the representation of the Continuing Stockholders to the Company that they have no "present plans" for any extraordinary corporate transaction involving the Company after the Merger is consummated, the Special Committee and the Board have each assumed that the Company shall continue in operation as a viable and going concern after the Merger is consummated, and therefore, have neither considered (except to the extent described above) nor performed any liquidation analysis of the Company including any independent appraisals with respect to Company-owned properties.


     o The conflicts of interest of the Lombardi Group who may realize substantial benefits if the Merger is consummated. The five Lombardi Brothers comprise five of the eight directors of the Company. One brother, Robert M. Lombardi, also serves as the Company's Chairman and President. The Lombardi Brothers, their related entities and the Maschler Group own approximately 66% of the outstanding Common Stock and if the Merger is consummated, will own 100% of the outstanding Common Stock. The Company also leases two buildings in Freehold, New Jersey in which it operates restaurants and a parking lot used for the two restaurants from an entity affiliated with the Lombardi Group. Two members of the Special Committee have family relationships with the Lombardi Brothers and the third member renders accounting services to the Lombardi Brothers and their affiliated entities. See "Interests of Certain Persons in the Merger - Actual or Potential Conflicts of Interest" herein. The Special Committee and the Board, being fully aware of these conflicts, believe that the procedures followed in considering the Merger proposal including the appointment of the Special Committee and the retention of Houlihan Lokey resulted in a negotiated transaction that is fair to the Public Stockholders despite these conflicts.

         The above listing of the factors considered by the Special Committee and the Board is not meant to be exhaustive, but includes the material factors considered by them as part of their determination that the Merger and the Merger Agreement are fair to the Public Stockholders and their recommendation that Stockholders approve the Merger and the Merger Agreement. In addition to considering the above factors, the Special Committee and the Board reviewed the analysis and conclusions of Houlihan Lokey as described below before making the determination that the Merger and the Merger Agreement are fair to the Public Stockholders. Based on the above engagement of Houlihan Lokey and of separate legal counsel to negotiate on its behalf, the Board and the Special Committee also believe that the Merger is procedurally fair to the Public Stockholders. The members of the Special Committee and the Board have not assigned relative weights or quantifiable values to the above positive and negative factors and each has based his recommendation on the totality of the information presented to and considered by him. In the opinion of the Special Committee and the Board of Directors, the positive factors set forth above outweigh the negative factors set forth above.


         Acquisition Co. and each Continuing Stockholder affirms his and its opinion and belief that the Merger is fair both substantively and procedurally to the Public Stockholders for the same reasons set forth above as given by each member of the Special Committee and of the Board in justifying his opinion that the Merger is fair both substantively and procedurally to the Public Stockholders. In addition, Acquisition Co. and each Continuing Stockholder is relying upon and adopts as his or its own (without the consent of Houlihan Lokey), Houlihan Lokey's analysis and conclusion as to the fairness, from a financial point of view, of the consideration per share to be received by the Public Stockholders in the Merger. Furthermore, each of the Maschler Brothers points out that although he believes that the $3.12 per share "buy-out" price is fair at this time to the Public Stockholders, the Maschler Brothers are long term investors who have no need for liquidity of their investment in the Company and are prepared to wait to see the Company's operations turn successful no matter how long it may take, and therefore insisted on joining the Continuing Stockholders.


OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

         On January 30, 2004, we announced that the Special Committee had engaged the investment banking firm of Houlihan Lokey to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Public Stockholders in connection with the Merger.


         The Special Committee selected Houlihan Lokey based on its reputation, experience and expertise in the valuation of businesses, and their securities, in connection with mergers and acquisitions, particularly within the restaurant sector. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services for business and securities valuations and in rendering fairness opinions in connection with mergers and acquisitions and leveraged buyouts for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.


         On May 13, 2004, Houlihan Lokey advised the Special Committee that based on the information received and analysis performed through that point that, if asked by the Special Committee, Houlihan Lokey could opine favorably that, as of that date and subject to the matters orally described to the Special Committee, the consideration to be received by the Public Stockholders in connection with the Merger is fair to them from a financial point of view. Houlihan Lokey subsequently updated its analysis with respect to the Merger and, on December 16, 2004, provided the Special Committee with a written opinion as of the date thereof that based on the matters described in its opinion, the consideration to be received by the Public Stockholders in the Merger is fair to them from a financial point of view. Houlihan Lokey's written opinion neither addresses any other aspect of the Merger, nor the relative merits of the Merger as compared to any alternative business strategies that might exist for us or the effect of any other transaction in which we might engage.

         The summary of Houlihan Lokey's written opinion set forth below is qualified by reference to the full text of the opinion attached as Appendix B to this Proxy Statement. Houlihan Lokey provided its written opinion for the information and assistance of the Special Committee in connection with its consideration of the Merger. Houlihan Lokey's written opinion is not a recommendation as to how any stockholder should vote or otherwise act (including with respect to dissenting) at the Special Meeting. Stockholders are encouraged to read the written opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

         No limitations were imposed by the Special Committee upon Houlihan Lokey with respect to the investigations made or procedures followed by it in rendering its written opinion. The opinion speaks only as of its date. Events that could affect the fairness of the Merger to the Public Stockholders from a financial point of view include adverse changes in industry performance or market conditions and changes to our business, financial condition and results of operations.

         There were no material relationships or transactions between Houlihan Lokey and us, our affiliates or any other party to the Merger prior to or at the time that Houlihan Lokey and the Special Committee entered into the engagement letter with respect to Houlihan Lokey's written opinion, none has since developed and none is mutually understood to be contemplated other than the matters contemplated by the engagement letter.

         In arriving at the conclusions expressed in Houlihan Lokey's written opinion, among other things, Houlihan Lokey undertook the following actions:

     o    met with  certain  members of our  senior  management  to discuss  our
          operations,   financial  condition,  future  prospects  and  projected
          operations and performance;

     o    visited certain of our restaurants and business offices;

     o    reviewed our publicly traded stock price history and trading volume;

     o    reviewed a draft of the Merger Agreement dated December 16, 2004;

     o    reviewed our certificate of incorporation, as amended;

     o reviewed our Annual Report to shareholders on Form 10-KSB for the fiscal years ended January 25, 1998 through January 25, 2004;

     o reviewed our Form 10-QSB for the quarterly period ended October 24, 2004;

     o    reviewed our tax assessments of our owned properties;

     o    reviewed our restaurant lease agreements;

     o    reviewed  certain  publicly  available   financial  data  for  certain
          companies that Houlihan Lokey deemed appropriate; and

     o conducted such other studies, analyses and inquiries, as Houlihan Lokey has deemed appropriate.


ANALYSES

         In connection with rendering its written opinion, Houlihan Lokey performed the financial and comparative analyses described below to assess the fairness of the consideration per share to be received in the Merger. The summary of these analyses is not a complete description of the analyses underlying Houlihan Lokey's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Houlihan Lokey arrived at its written opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or analysis or method of analysis. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.


         Early in calendar year 2004, the Company provided Houlihan Lokey with a budget for the fiscal year ending January 30, 2005. This budget was prepared prior to the hurricanes which struck Florida in September 2004 and resulted in the temporary closure of three of the Company's restaurants. As of December 16, 2004, the Company's management had not prepared a budget for any future period and the budget for the fiscal year ending January 30, 2005 was no longer current. As a result, Houlihan Lokey had no financial forecast on which it could rely in its analysis.


         PUBLIC MARKET PRICING: Houlihan Lokey reviewed the historical market prices and trading volume for our publicly held Common Stock and reviewed news articles and press releases relating to us. For the 52-week period prior to the Lombardi Group's initial proposal of $1.75 per share, our publicly traded Common Stock traded at a low of $1.36 per share and high of $1.50 per share. Prior to the announcement of the revised offer of $3.12 per share, our stock price had not traded above $3.00 per share since May 5, 1995. Since the announcement, our stock price has traded slightly below the revised offer price of $3.12 per share. Additionally, our daily trading volume has been very thin averaging less than 1,500 shares per day over the past year, and there are days in which it does not trade at all.

         MARKET MULTIPLE METHODOLOGY: Houlihan Lokey reviewed certain financial information of publicly traded comparable companies which were similar to us in terms of operations and product mix. Houlihan Lokey's search for comparable publicly traded companies included a review of several databases, including Bloomberg, Hoover's Online and FactSet. In establishing the search parameters, three basic criteria had to be met initially:

     o The company had to be primarily engaged in the casual dining restaurant business (excluding fast food & steakhouse restaurants).

     o    The company had to have a stock price greater than $5.00 per share.

     o The company's outstanding common stock had to be publicly held and actively traded.

          The comparable companies included:

     o    Buca, Inc.                         o   Landry's Restaurant, Inc.

     o    Champps Entertainment, Inc.        o   O'Charley's Inc.

     o    Darden Restaurants, Inc.           o   Total Entertainment Restaurant
                                                 Corporation

     o    Famous Dave's of America, Inc.

         Houlihan Lokey calculated certain financial ratios of the comparable companies based on the most recent publicly available information. These financial ratios include the multiples of: (i) enterprise value (the equity value of the comparable company plus all interest-bearing debt less all cash and cash equivalents) to latest twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA") and (ii) enterprise value to latest twelve months earnings before interest, taxes, depreciation, amortization and rent expense ("EBITDAR"). Houlihan Lokey derived enterprise value indications of the Company by applying selected EBITDA and EBITDAR multiples to certain adjusted operating results for the last twelve months ended October 24, 2004. Based on the above, the resulting indications of the enterprise value of our operations ranged from approximately $8.3 million to $9.3 million (after incorporating a 20.0% premium).

         After determining our enterprise value from operations, Houlihan Lokey made certain adjustments to determine our equity value including adjustments to reflect current holdings of cash, cash equivalents, equity in certain life insurance policies, equity in a liquor license at Escondido's Monmouth Mall and the fair market value of certain nonoperating real property we own and subtracting debt obligations, as applicable for each valuation indication. The resulting indicated range of value from the market multiple methodology was $3.09 per share to $3.37 per share.

         COMPARABLE MERGER METHODOLOGY: Houlihan Lokey reviewed the consideration paid in fifteen restaurant sector acquisitions that occurred between January 1, 2001 and December 10, 2004. Houlihan Lokey's search for comparable merged or acquired companies included a review of several databases, including Bloomberg, Mergerstat and FactSet. In establishing the search parameters, the company had to be primarily engaged in the restaurant business and have publicly available data to derive metrics. Given the limited number of transactions involving casual dining restaurants, Houlihan Lokey expanded its criteria to all restaurants, including fast food and steakhouse such as Garden Fresh and Morton's.

         Specifically, Houlihan Lokey reviewed the following transactions:

--------------------------------------------------------------------------------
TARGET                                      ACQUIROR
Quality Dining, Inc.                        Quality Dining, Inc./Management
Mimi's Cafe                                 Bob Evans Farm, Inc.
Garden Fresh Restaurants                    Fairmont Capital, Inc.
Ninety Nine Restaurant & Pub                O'Charley's, Inc.
Tumbleweed, Inc.                            Private Group
Dave & Busters, Inc.                        Management Group
Morton's Restaurant Group, Inc.             Castle Harlan, Inc.
Chart House Enterprise, Inc.                Landry's Restaurants, Inc.
Shoney's, Inc.                              Lone Star Funds
Interfoods of America, Inc.                 Management
Mexican Restaurants, Inc.                   Wyndcrest Holdings, Inc.
Santa Barbara Restaurant Group, Inc.        CKE Restaurants, Inc.
Panchos Mexican Buffet, Inc.                Private Group
McCormick & Schmicks                        Castle Harlan
Vicorp Restaurant                           BancBoston Capital & Goldner Hawn
--------------------------------------------------------------------------------

         In performing its analysis, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations. No company or transaction used in the analysis was directly comparable to us. All fifteen acquisitions reviewed represent controlling interest purchases. Accordingly, Houlihan Lokey reviewed these transactions to understand the range of multiples of EBITDA and EBITDAR paid for companies in the restaurant industry.

         Houlihan Lokey derived enterprise value indications of the Company by applying selected EBITDA and EBITDAR multiples to certain adjusted operating results for the last twelve months ended October 24, 2004. Based on the above, the resulting indications of the enterprise value of our operations ranged from approximately $8.1 million to $9.0 million.

         After determining our enterprise value, Houlihan Lokey made certain adjustments to determine our equity value including adjustments to reflect current holdings of cash, cash equivalents, equity in certain life insurance policies, equity in a liquor license at Escondido's Monmouth Mall and the fair market value of certain nonoperating real property  we own and  subtracting  debt  obligations,  as  applicable  for  each valuation indication. The resulting indicated range from the comparable transaction methodology was $3.06 per share to $3.29 per share.

        BOOK VALUE ANALYSIS: Houlihan Lokey also took into account that the consideration being offered in the Merger is less than the net book value per share and net tangible book value per share of our Common Stock as of October 24, 2004. Houlihan Lokey noted that the net book value per share and net tangible book value per share of our Common Stock do not take into account:

               o the passage of time since such book values were recorded on our financial statements and any appreciation or depreciation of asset values that may have occurred since recordation;

               o the inherent uncertainty and contingencies associated with realizing those values, many of which are beyond our control;

               o the extended time that it would typically take for us to actually sell our properties and related assets, if at all, in order to realize any such value; or

               o the transaction costs which we would incur in order to realize any such value.


         Houlihan Lokey also performed an additional financial analysis of our book value to determine an estimation of our value if we were to liquidate. Houlihan Lokey performed this analysis to assess for its own internal purposes whether such an analysis contradicted its market multiple and comparable merger analyses and not as a methodology on which its opinion was rendered. Houlihan Lokey's financial analysis assumed an orderly liquidation based on adjusted book values of our assets and satisfaction of our liabilities Houlihan Lokey did not make, and we did not obtain, any independent appraisal of any of our properties or assets. With the exception of our property, plant and equipment, Houlihan Lokey relied on the book value of our assets discounted at customary recovery rates. With respect to the real estate and related restaurants and equipment, Houlihan Lokey relied on (i) market rents quoted by local real estate agents for comparable restaurant space, assuming triple-net lease terms, multiplied by regional capitalization rates from a national real-estate publication, (ii) comparable real estate listings, (iii) estimated recovery rates based on discussions with liquidation professionals, and (iv) tax assessments. Houlihan Lokey assumed a nominal value with respect to our equipment. Additionally, they deducted transaction costs estimated at 5.0% of gross proceeds from asset sales to account for expenses (in other words, real estate commissions and other professional fees) typically incurred in an orderly liquidation.


         This financial analysis is qualified by the limitations identified above. Therefore, there can be no assurance that the assumptions and estimates employed in performing this financial analysis resulted in an accurate estimate of the proceeds that would be realized were we to undergo an actual liquidation. This financial analysis does not purport to be a valuation of our assets and is not necessarily indicative of the values that may be realized in an actual liquidation. Actual valuations realized in a liquidation could vary materially from the estimates provided above.

         Houlihan Lokey also took into account that, in the Merger Agreement, Acquisition Co. represented to us that Acquisition Co. did not have any present plans for and was not presently considering any proposal that contemplates or would result in an extraordinary corporate transaction after the Merger involving our corporate structure, business or assets such as a merger, reorganization, liquidation, relocation or sale or transfer of a material amount of assets.

CONCLUSION

         Houlihan Lokey delivered its written opinion dated December 16, 2004 to the Special Committee stating that, as of that date, based upon the assumptions made, matters considered and limitations on the review described in its written opinion, the consideration per share to be received by the Public Stockholders in the Merger is fair to them from a financial point of view.

         Houlihan Lokey's written opinion is based on the business, economic, market and other conditions, as they existed as of December 16, 2004. In rendering its written opinion, Houlihan Lokey relied upon and assumed, without independent verification that the accuracy and completeness of the financial and other information provided to Houlihan Lokey by our management was reasonably prepared and reflects the best currently available estimates of our financial results and condition; and that no material changes have occurred in the information reviewed between the date the information was provided and the date of Houlihan Lokey's written opinion. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to us and does not assume responsibility for it. Houlihan Lokey did not make any independent appraisal of our specific properties, assets or liabilities.

         Houlihan Lokey was not asked to opine and does not express any opinion as to: (i) the tax or legal consequences of the Merger; or (ii) the fairness of any aspect of the Merger not expressly addressed in its opinion.

         Houlihan Lokey's written opinion neither addresses any other aspect of the Merger, nor the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which we might engage; nor does it constitute a recommendation to any stockholder as to how they should vote or otherwise act (including with respect to dissenting) at the Special Meeting. Houlihan Lokey has no obligation to update its written opinion. Houlihan Lokey did not, and was not requested by us or any other person to solicit third party indications of interest in acquiring all or any part of the Company or to make any recommendations as to the form or amount of consideration to be paid in connection with the transaction. Furthermore, at the request of the Special Committee, Houlihan
Lokey neither negotiated any portion of the Merger nor advised the Special Committee with respect to alternatives to it. Other than as described in the preceding sentences, the Special Committee gave no other instructions to Houlihan Lokey including with respect to the preparation of its report.

         The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its written opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in its opinion. In its analysis, Houlihan Lokey made numerous assumptions with respect to us, the Merger, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of our business or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Furthermore, Houlihan Lokey assumed that the Merger would be consummated on the terms described in the Merger Agreement.

         The full text of Houlihan Lokey's written opinion, which describes, among other things, the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering its written opinion is attached hereto as Appendix B and is incorporated herein by reference. The summary of Houlihan Lokey's written opinion in this Proxy Statement is qualified by reference to the full text of Houlihan Lokey's written opinion. You are urged to read Houlihan Lokey's written opinion in its entirety.

         Under our engagement letter with Houlihan Lokey, we have agreed to pay Houlihan Lokey an aggregate fee of $225,000 as compensation for its services in connection with the Merger, as well as reimbursement of its out-of-pocket expenses incurred in connection with its engagement. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the Merger, any other related transaction, or the conclusions reached in Houlihan Lokey's written opinion. We also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey, or, if such indemnification is not available to Houlihan Lokey or insufficient to hold it harmless, we have agreed to contribute to the amount paid or payable by Houlihan Lokey as a result of such liabilities in proportion to the relative benefits received by and the fault of the parties, with the amount of Houlihan Lokey's contribution being capped at its fee amount.

CERTAIN EFFECTS OF THE MERGER

         Assuming approval and adoption of the Merger Agreement and subject to the fulfillment or waiver of certain conditions, Acquisition Co. will be merged with and into the Company and the Company will continue to operate its current business as the surviving corporation of the Merger. Each share of Common Stock (other than shares owned by the Continuing Stockholders or owned by Dissenting Stockholders) will be canceled and converted into the right to receive a cash payment of $3.12 without interest, as a result of the Merger. The shares of Common Stock owned by the Continuing Stockholders will be transferred to Acquisition Co. prior to the Merger, and canceled as a result of the Merger as will their shares of Acquisition Co. stock. In exchange, each Continuing Stockholder will receive one "new" share of Common Stock for each "old" share of Common Stock he owned prior to the Merger. Each "new" share of Common Stock will be identical to each "old" share of Common Stock. As a result, upon consummation of the Merger, the Continuing Stockholders will own all of the outstanding Common Stock.

         If the Merger is consummated, the Public Stockholders will no longer be stockholders of, and will no longer have any equity or other interest in the Company. As a result, they will be unable to benefit from future growth or earnings of the Company, if any, or any increase in the market price for their Common Stock that might have occurred if the Merger had not been consummated. Conversely, the Public Stockholders will no longer bear the risk of any decreases in the value of the Company or in the market price for their Common Stock that might have occurred had the Merger not been consummated.

         The Company is currently subject to the reporting requirements imposed by the Exchange Act and its Common Stock is currently listed for trading on the OTC Bulletin Board(R) under the symbol "CHEF". After consummation of the Merger, the shares will be delisted from trading on the OTC Bulletin Board(R). In addition, based upon the reduced number of record holders of its Common Stock after the Merger, the Company intends to file the necessary certification with the Securities and Exchange Commission to terminate the registration of its Common Stock under the Exchange Act thereby suspending its duty to comply with the Exchange Act reporting requirements.

         Upon consummation of the Merger, the Company's Board of Directors will be reduced from eight to six directors. The following five persons, all of whom currently serve as directors of the Company, namely Anthony M. Lombardi, Joseph
S. Lombardi, Michael F. Lombardi, Robert M. Lombardi and Stephen F. Lombardi, and Matthew H. Maschler who will be added to the Board after the Merger, will then comprise all of the directors of the Company and will serve until such time as their successors are elected and qualified. The current officers of the Company will continue to serve in such capacities as officers of the surviving corporation. See Information About the Company - Management" herein. Matthew H. Maschler is and for more than the past five years has been principally engaged as a practicing attorney in New Jersey.

         The effect of the privatization on the Company is that it will no longer be publicly owned and will no longer be required to file reports under the Exchange Act or pay the costs associated with being publicly owned. These costs aggregated approximately $160,000 in fiscal 2004 for legal, auditing and transfer agent fees and are expected to increase by at least $25,000 in fiscal 2005 (without giving effect to the costs of this transaction). The increasing cost of remaining a publicly traded company is expected to dramatically increase in fiscal 2007 (by at least $150,000) due to requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission. Pursuant to the Commission's rules and regulations, the Company will be required in fiscal 2007 to retain an outside consulting firm to design a system of internal controls in compliance with Section 404 of the Sarbanes-Oxley Act for use by management. The design of the system will account for the bulk of such increase in costs. The elimination of the costs of being publicly owned (estimated at $335,000 or more in fiscal
2007) is an obvious cost benefit to the Company. The effect of the privatization could have a detrimental effect on the Company as its securities will no longer be publicly traded and thus will be less likely to be an acceptable currency to third parties if the Company wanted to use its Common Stock to purchase assets or restaurants. This detrimental effect cannot be quantified.


         If the privatization is completed, the Continuing Stockholders will own 100% of the Common Stock and thus will have a 100% ownership in the Company's future growth and future net earnings (if any). In fiscal 2004 and for the nine month period ended October 24, 2004, the Company realized net income of $38,997 ($.01 per share) and $636,142 ($.16 per share) respectively. Due to seasonality factors, the Company traditionally incurs losses in the fourth quarter of each fiscal year. In the fourth quarter of fiscal 2004 (the three month period ended January 25, 2004), the Company incurred a net loss of $182,902 ($.05 per share).

         At October 24, 2004, the Company had an aggregate net book value of $15,351,288 ($3.91 per share of Common Stock). At that date, the Continuing Stockholders owned approximately 66% of the Common Stock and thus could be deemed to own approximately $10,131,850 of the aggregate net book value. If the privatization transaction is completed, the Continuing Stockholders will have paid approximately $4,300,000 to fund the "buy-out" and will own 100% of the Company. As a result, the Continuing Stockholders may be deemed to have acquired the remaining $5,219,438 of the Company's aggregate net book value deemed attributable to the ownership of the Public Stockholders for an investment of approximately $4,300,000 and may be deemed to have benefited by approximately $919,438 or 21% on their investment.

         The Company's net tangible book value at October 24, 2004 aggregated $14,481,045 ($3.69 per share of Common Stock). At that date, the Continuing Stockholders owned approximately 66% of the Common Stock and could be deemed to own approximately $9,557,490 of the aggregate net tangible book value. If the privatization transaction is completed, the Continuing Stockholders will have paid approximately $4,300,000 to fund the "buy-out" and will own 100% of the Company. The Continuing Stockholders may be deemed to have acquired the remaining $4,923,555 of the Company's aggregate net tangible book value deemed attributable to ownership of the Public Stockholders for an investment of approximately $4,300,000 and may be deemed to have benefited by approximately $624,000 or 15% on their investment.

         The following table reflects the effect of the Merger by percentage and by dollar amount, on the interest of each Continuing Stockholder in the Company's net earnings for the periods indicated.

                                                               Interest in                          Interest in
                             Percentage Interest               Net Earnings                         Net earnings
Stockholders              Pre-Merger   Post-Merger       Fiscal Year Ended 1/25/04          Three Quarters Ended 10/24/04
------------              ----------   -----------     -----------------------------        -----------------------------
                                                       Pre-Merger        Post-Merger         Pre-merger     Post-merger
                                                       ----------        -----------         ----------     -----------
Anthony M. Lombardi           2.8%       4.3%            $1,092            $1,661              $17,812        $27,098
Joseph S. Lombardi           15.2%      23.0%             5,928             8,959               96,694        146,140
Michael F. Lombardi           4.4%       6.6%             1,716             2,565               27,990         41,843
Robert M. Lombardi           34.0%      51.3%            13,259            19,991              216,288        326,105
Stephen F. Lombardi            .8%       1.2%               312               464                5,089          7,568
Lombardi & Lombardi, P. A.    1.2%       1.9%               468               733                7,634         11,962
Lombardi & Lombardi, P. A.
    Defined Benefit
    Pension Plan              2.8%       4.3%             1,092             1,671               17,812         27,261
Lee Maschler                  2.5%       3.8%               975             1,476               15,904         24,082
Matthew H. Maschler           2.5%       3.8%               975             1,476               15,904         24,082
                           ------     ------            -------           -------             --------       --------
Totals                         66%       100%           $25,738           $38,997             $419,854       $636,142

         The following table reflects the effect of the Merger by percentage and by dollar amount, on the interest of each Continuing Stockholder in the Company's net book value and net tangible book value at October 24, 2004.

                                                            Interest in                    Interest in Net Tangible
                           Percentage Interest              Net Book Value                         Book Value
Stockholders               Pre-Merger   Post-Merger    Fiscal Year Ended 1/25/04           Three Quarters Ended 10/24/04
                           ----------   -----------   ----------------------------         -----------------------------
                                                      Pre-Merger       Post-Merger           Pre-Merger    Post-Merger
                                                      ----------       -----------           ----------    -----------
Anthony M. Lombardi           2.8%       4.3%          $429,836          $653,922             $405,469       $616,852
Joseph S. Lombardi           15.2%      23.0%         2,333,396         3,526,630            2,201,119      3,326,710
Michael F. Lombardi           4.4%       6.6%           675,457         1,009,747              637,166        952,506
Robert M. Lombardi           34.0%      51.3%         5,219,438         7,869,530            4,923,555      7,423,418
Stephen F. Lombardi            .8%       1.2%           122,810           182,631              115,848        172,278
Lombardi & Lombardi, P. A.    1.2%       1.9%           184,215           288,666              173,773        272,302
Lombardi & Lombardi, P. A.
    Defined Benefit
    Pension Plan              2.8%       4.3%           429,836           657,852              405,469        620,559
Lee Maschler                  2.5%       3.8%           383,782           581,155              362,026        548,210
Matthew H. Maschler           2.5%       3.8%           383,782           581,155              362,026        548,210
                           ------     ------        -----------       -----------           ----------    -----------
Totals                         66%       100%       $10,131,850       $15,351,288           $9,557,490    $14,481,045
Per Share                                                 $3.91             $5.89                $3.69          $5.56


         The privatization of the Company, by eliminating the public market for the Common Stock, will have a detrimental effect on the Continuing Stockholders with respect to the liquidity of their investment in the Company. The absence of a public market for the Common Stock will have an adverse effect on the ability of the Continuing Stockholders to sell a portion of their investment in the Company. The extent of this detrimental effect cannot be quantified.

         The Board of Directors and the Continuing Stockholders believe that the payment of $3.12 per share to the Public Stockholders in connection with the Merger represents a substantial benefit to the Public Stockholders. They note that the last sale price for the Common Stock in the over-the-counter market on the last trading day on which a last sale price was available immediately preceding the public announcement of the original $1.75 purchase proposal, was $1.45 per share. The $3.12 per share "buy-out" price represents a premium of approximately 115% over the $1.45 price. Furthermore, the relatively light trading volume for the Common Stock in the over-the-counter market in the past four years indicates a lack of liquidity for the Common Stock raising questions as to whether any significant position in the Common Stock could be sold in the over-the counter market at the prevailing market prices existing in the three years prior to the public announcement of the $1.75 purchase proposal. The Board and the Continuing Stockholders believe that any significant sales of the Common Stock in the over-the-counter market would have the effect of further reducing the market price for the Common Stock. See "Reasons For and Recommendation of the Special Committee and the Board of Directors" herein as to the reasons why the Special Committee and the Board of Directors have unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of the Public Stockholders.

         The proposed Merger transaction also entails certain detriments to the Public Stockholders. Upon completion of the Merger, the Company will no longer be a public company and the Common Stock will no longer trade in the over-the counter market. To their detriment, the Public Stockholders will no longer have any interest in the Company's assets or earnings and will be precluded from the opportunity to participate in any future growth of the Company. In fiscal 2004 and for the nine month period ended October 24, 2004, the Company realized net income of $38,997 ($.01 per share) and $636,142 ($.16 per share) respectively. In addition, to the detriment of the Public Stockholders, the $3.12 per share "buy-out" payment represents a 20% discount from the Company's $3.91 net book value per share at October 24, 2004 and a 15% discount from the Company's $3.69 net tangible book value per share at that date. Also to their detriment, the Public Stockholders who currently own approximately 34% of the outstanding Common Stock, will own no shares of the Common Stock after the Merger.

         See  "The  Merger   Agreement   and  the   Merger-Federal   Income  Tax
Consequences" herein as to the federal income tax consequences of the Merger to the Company, the Continuing Stockholders and the Public Stockholders.


OPERATION OF THE COMPANY AFTER THE MERGER

         Following consummation of the Merger, it is anticipated that the business and operations of the Company, as the surviving corporation of the Merger, will continue to be conducted substantially in the same manner as they are now being conducted. The Company's management contemplates that the Company will continue to operate its six New Jersey and three Florida restaurants at their present locations under their current names. See "Information About the Company".

         Neither the Company nor the Continuing Stockholders have any present plans for or are presently considering any proposals that contemplate or would result in an extraordinary corporate transaction after the Merger involving the Company's corporate structure, business or assets such as a merger, reorganization, liquidation, relocation or closing of existing restaurants or opening of additional restaurants, or sale or transfer of a material amount of assets. However, management will continue to evaluate the Company's business and operations after the Merger and may develop new proposals which it considers to be in the best interests of the Company and its then stockholders.

OPERATION OF THE COMPANY IF THE MERGER IS NOT CONSUMMATED

         If the Merger is not consummated for any reason, it is anticipated that the Company's business and operations will continue to be conducted by the Company's current management, subject to the direction of the Board of Directors, substantially in the same manner as they are currently being conducted. No other transaction is currently being considered by management as an alternative to the Merger.

         If the Merger is not consummated, the Company may, from time to time, repurchase outstanding shares of its Common Stock on terms more or less favorable to the Public Stockholders than the terms of the Merger, or offer to sell shares of its Common Stock, from time to time, in each case subject to availability and at prices it deems acceptable, pursuant to open market or privately negotiated transactions, a merger transaction, a tender offer or otherwise.

         Consummation of the Merger is subject to various conditions more fully described herein under the caption "The Merger Agreement and the Merger" including the condition that stockholders shall not have exercised appraisal rights under the Delaware Law with respect to more than 10% of the outstanding shares of Common Stock (392,610 shares). Accordingly, even if the requisite stockholder approval is obtained, there can be no assurance that the Merger will be consummated.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Actual or Potential Conflicts of Interest - In considering the recommendations of the Special Committee and the Board of Directors with respect to the Merger, stockholders should be aware that members of the Board of Directors, including members of the Special Committee, have certain interests in the Merger as well as certain relationships, including those referred to below, that can be considered as giving rise to divided interests in considering the Merger. The members of the Special Committee and the Board of Directors were aware of these potential or actual conflicts of interest and considered them in addition to other factors before concluding to recommend the Merger to stockholders.

         Directorships and Officerships - The Company's Board of Directors currently consists of the following eight persons, namely the five Lombardi Brothers (Anthony M., Joseph S., Michael F., Robert M. and Stephen F.), and Nicholas B. Boxter, Kenneth

Cubelli and Raymond Dademo. Messrs. Boxter, Cubelli and Dademo also comprise the three members of the Special Committee. Robert M. Lombardi also serves as Chairman of the Board and President, and Michael F. Lombardi serves as Secretary of the Company. Assuming the Merger is consummated, the three members of the Special Committee will resign from their positions as directors and the Board of Directors will then consist of the five Lombardi Brothers and Matthew H. Maschler who will be added to the Board after the Merger.

         Certain relationships between the members of the Special Committee and the Lombardi Brothers - The three members of the Special Committee have certain relationships with the Lombardi Brothers. The Lombardi Brothers' mother, who passed away in 2003, was the sister of Raymond L. Dademo's mother. Kenneth Cubelli's wife and Joseph S. Lombardi's wife are sisters. Although Nicholas B. Boxter has no family relationship with the Lombardi Brothers, he has in the past and will continue to render accounting services after the Merger to the Lombardi Brothers and their affiliated entities. See "Stock Transactions" as to transactions in the Company's Common Stock by members of the Board of Directors (including members of the Special Committee) since the beginning of the Company's 2003 fiscal year and by the two Maschler Brothers since becoming affiliates of the Lombardi Group.


         Stock Ownership - The following table sets forth (a) the number of shares of the Company's Common Stock owned by each of the Company's eight directors, by the law firm of Lombardi & Lombardi, P.A., by the law firm's Defined Benefit Pension Plan and by the Maschler Brothers, as of the February 25, 2005 Record Date; (b) the percentage such shares comprise of the total outstanding shares of Common Stock as of the Record Date; (c) the number of shares of Common Stock that will be beneficially owned by each of the eight individuals, the law firm, its Pension Plan and the Maschler Group after the Merger (assuming it is consummated) and (d) the percentage such shares will constitute of the total outstanding shares of Common Stock after the Merger.

                                      Owned                      Owned
                                    as of the                  after the
                                   Record Date                   Merger
                              ---------------------      ----------------------
Name                          Shares     Percentage      Shares      Percentage
----                          ------     ----------      ------      ----------

Nicholas B. Boxter                  -         -              -            -
Kenneth Cubelli               100,000       2.5%             - (a)        - (a)
Raymond L. Dademo               2,000        --              - (b)        - (b)
Anthony M. Lombardi           111,001       2.8%       111,001          4.3%
Joseph S. Lombardi            598,633      15.2%       598,633         23.0%
Michael F. Lombardi           171,401 (c)   4.4%       171,401 (c)      8.8% (c)
Robert M. Lombardi          1,335,825      34.0%     1,335,825         51.3%
Stephen F. Lombardi            31,001 (c)   4.4%        31,001 (c)      1.2% (c)
Lombardi & Lombardi, P.A.      49,000 (c)   1.2%        49,000 (c)      1.9%
Lombardi & Lombardi, P.A.     111,668 (c)   2.8%       111,668 (c)      4.3%
    Defined Benefit
    Pension Plan
Lee Maschler                   98,464       2.5%        98,464          3.8%
Matthew H. Maschler            98,464       2.5%        98,464          3.8%

(a) If the Merger is consummated, Dr. Cubelli's stock will be canceled and converted into the right to receive a cash payment of $3.12 per share.

(b) If the Merger is consummated, Mr. Dademo's stock will be canceled and converted into the right to receive a cash payment of $3.12 per share.


(c) Michael F. Lombardi and Stephen F. Lombardi each has voting and dispositive power with respect to all 49,000 shares owned by Lombardi & Lombardi, P.A. and with respect to all 111,668 shares owned by the Lombardi & Lombardi, P.A. Defined Benefit Plan.


         The Lombardi Group and the Maschler Group will each own the identical percentages of the capital stock of Acquisition Co. as they will own in the Company as reflected in the above table if the Merger is consummated. Prior to the Merger, the Continuing Stockholders will transfer all of their shares of Common Stock to Acquisition Co. Upon consummation of the Merger, Acquisition Co. will be merged into the Company with the Company being the surviving corporation. As a result of the Merger, the shares of Common Stock owned by the Continuing Stockholders will be canceled as will their shares of Acquisition Co. stock and in exchange, each Continuing Stockholder will receive one "new" share of Common Stock for each "old" share of Common Stock owned immediately prior to the Merger. Each "new" share of Common Stock will be identical to each "old" share of Common Stock. As a result, upon consummation of the Merger, the Continuing Stockholders will own all of the Company's outstanding Common Stock.

         Stock Transactions - Since January 28, 2002 (the commencement of the Company's 2003 fiscal year), through the date of this Proxy Statement, certain of the Continuing Stockholders (and one member of the Special Committee), while affiliates of the Company, engaged in certain transactions in the Common Stock, as follows:

     o Kenneth Cubelli - On July 23, 2002, Dr. Cubelli acquired 100,000 shares of Common Stock from Joseph S. Lombardi as consideration for cancellation of a $250,000 loan previously extended by Dr. Cubelli to Joseph S. Lombardi.

     o Joseph S. Lombardi - In February 2002, Joseph S. Lombardi purchased an aggregate 3,000 shares of Common Stock in open market purchases at prices ranging from $1.99 to $2.30 per share.

               - In March 2002, Joseph S. Lombardi purchased 1,000 shares of Common Stock in an open market purchase at $1.50 per share.

               - On July 23, 2002, Joseph S. Lombardi transferred 100,000 shares of Common Stock to Kenneth Cubelli as consideration for cancellation of a $250,000 loan previously extended by Dr. Cubelli to Joseph S. Lombardi.

               - On March 25, 2003, Joseph S. Lombardi purchased 12,000 shares of Common Stock in an open market purchase at $1.35 per share.

               - In view of the fact that Joseph S. Lombardi's purchases of an aggregate 4,000 shares of Common Stock in February and March 2002 occurred within six months of his July 2002 transfer of 100,000 shares to Dr. Cubelli and therefore resulted in a matching short-swing profit of $1,990, Joseph
                    S. Lombardi reimbursed the Company for the $1,990 short-swing profit.

     o Michael F. Lombardi - In March 2002, Michael F. Lombardi purchased 500 shares of Common Stock in an open market purchase at $1.45 per share.

     o Robert M. Lombardi - In February 2002, Robert M. Lombardi purchased 600 shares of Common Stock in an open market purchase at $2.00 per share.

               - In September 2002, Robert M. Lombardi purchased an aggregate 2,500 shares of Common Stock in open market purchases at $1.40 per share.

     o On November 24, 2004, Lee Maschler and Matthew H. Maschler each purchased 32,823 shares of Common Stock in a private purchase from their brother Erik Maschler at a purchase price of $3.03 per share.

         Restaurant Transactions between the Company and the Lombardi Group - At the time of the acquisition in May 1999 of voting control of the Company by the Lombardi Group, the Company was operating seven free-standing seafood restaurants in New Jersey (four) and in Florida (three) and one Mexican theme restaurant located in a New Jersey shopping mall. In February 2000, the Company commenced the operation of an existing restaurant in Freehold, New Jersey which was being operated by Moore's Inn, Inc., an entity affiliated with the Lombardi Group, under the name "Moore's Inn." The Company changed the name of the restaurant to "Moore's Tavern and Restaurant" and began restaurant operations featuring an eclectic American food menu pursuant to a lease from Moore's Realty Associates, a New Jersey partnership ("Moore's Realty") whose partners are members of the Lombardi Group and other Lombardi family members.

         The lease with Moore's Realty with respect to Moore's Tavern and Restaurant, currently expires in February 2007 and contains three consecutive five-year renewals at the Company's option. It provides for a minimum annual rental of $90,000 during each year through February 2007; increasing to $100,000 during each year of the first five-year renewal period; further increasing to $112,500 during each year of the second five-year renewal period; and finally increasing to $125,500 during each year of the third five-year renewal period. The Company is also required to pay as additional rent in each year, an amount equal to (i) 6% of the total gross sales of food and beverages at the restaurant for the year (excluding taxes and gratuities) (the "gross annual rental") less
(ii) the minimum annual rental for that year. The lease is a "net net" lease so that the Company pays the real estate taxes, insurance and heating and air conditioning costs with respect to the restaurant. Moore's Realty can terminate the lease upon twelve months prior written notice if, for the preceding year, the gross annual rental did not exceed the minimum annual rental for that year.

         In connection with the lease, the Company purchased a New Jersey state liquor license from Moore's Inn, Inc. for $350,000 and agreed to sell the license back to the Seller or to Moore's Realty upon termination of the lease for the same $350,000. In addition, the Company purchased the existing furniture, fixtures and equipment at Moore's Inn from Moore's Inn, Inc. for $250,000 and agreed to leave them at the premises upon the termination of the lease.

         In January 2002, the Company opened a Mexican theme restaurant under the name "Escondido's Mexican Restaurant" in a free-standing vacant structure next to Moore's Tavern and Restaurant in Freehold, New Jersey pursuant to a second lease with Moore's Realty. The terms of this second lease are identical to the terms of the lease for Moore's Tavern and Restaurant. It provides for identical renewal options, minimum annual rental payments and additional rent.

         The Company expended approximately $1,300,000 to renovate, decorate and equip this restaurant. The Company is permitted to use the same liquor license at this restaurant that it uses at Moore's Tavern and Restaurant.

         The Company also leases an adjacent pad site from Moore's Realty for use as a parking lot for its two Freehold, New Jersey restaurants. The site can accommodate approximately sixty five (65) automobiles. The lease, executed in September 2002, expires in February 2007 and contains provisions for three consecutive five-year renewals at the Company's option. Either party has the right to terminate the lease upon twelve months prior written notice after February 2007 provided that if Moore's Realty elects to terminate the lease, it must offer the Company the right to lease an adjoining paved parking area sufficient to park at least fifty (50) automobiles on terms and conditions similar to those contained in the lease.

         The terms of the lease for the pad site are identical to the terms of the lease for the two Freehold, New Jersey restaurants except that the minimum annual rental during the initial term is $40,000; increasing to $44,000 during each year of the first five-year renewal period; to $50,000 during each year of the second five-year renewal period; and to $55,000 during each year of the third five-year renewal period and that the additional rent in each year is equal to 1% of the total gross food sales and beverages (excluding taxes and gratuities) from the two Freehold, New Jersey restaurants in that year less the minimum annual rental for that year.

         During fiscal 2003, the Company installed curbing, paving and other improvements to the pad site at a cost of approximately $134,000. Moore's Realty has agreed to reimburse the Company's costs by applying credits against the Company's rent obligations under the lease.


         The three Freehold, New Jersey lease transactions and the Company's purchases of the liquor license and the existing furniture, fixtures and equipment at Moore's Inn cannot be deemed "arms length" transactions due to the interests in each transaction of the Lombardi Group and members of the Lombardi family. At the time of each transaction, the Lombardi Group was in control of the Company through its ownership of a majority of the Company's outstanding Common Stock and the fact that the Lombardi Brothers comprised five of the eight directors of the Company. Each transaction was negotiated on behalf of the Company by Anthony C. Papalia, its then president and chief executive officer. Mr. Papalia and the non-Lombardi Brother directors concluded that each of the transactions were fair and in the best interests of the Company.


         Regardless of whether the Merger is consummated, management intends that the Company will continue to operate Moore's Tavern and Restaurant and Escondido's Mexican Restaurant.

COMMON STOCK - MARKET PRICES, TRADING VOLUME, STOCK REPURCHASES, DIVIDENDS,
         BOOK VALUE

         Three of the factors cited by the Special Committee and by the Board of Directors in supporting their recommendation of the Merger terms to the Public Stockholders were;

     o    the   relatively  low  market  price  for  the  Common  Stock  in  the over-the-counter market over the past three years

     o the lack of liquidity in the market for the Common Stock as reflected by the low average trading volume in the stock in the over-the-counter market over the past three years

     o the lack of positive impact on the market price for the Common Stock following the Company's various stock repurchases

         Market prices and trading volume - The Common Stock currently trades in the over-the-counter market and is quoted on the OTC Bulletin Board(R) under the symbol "CHEF". The following chart sets forth the range of high and low closing bid price quotations and the trading volume for the Common Stock in the over-the-counter market for the periods indicated, as obtained from Pink Sheets LLC.

         The price quotations represent prices between dealers and do not include retail mark-ups, mark-downs or commissions. They do not necessarily represent actual transactions.

                             Bid Prices             Total Share Trading
                             ----------       Volume during the Quarterly Period
                           High        Low      in the Over-the-counter Market
                           ----        ---    ----------------------------------
Fiscal 2002
QUARTER ENDED
April 29, 2001             $ .90      $ .70               103,900
July 29, 2001               1.37        .81               180,900
October 28, 2001            1.41       1.07                45,400
January 27, 2002            2.15       1.15               148,900

Fiscal 2003
QUARTER ENDED
April 28, 2002             $2.10      $1.42                87,400
July 28, 2002               1.72       1.42                76,900
October 27, 2002            1.46       1.33                58,700
January 26, 2003            1.50       1.35               288,100

Fiscal 2004
QUARTER ENDED
April 27, 2003             $1.42      $1.35               187,500
July 27, 2003               1.38       1.35                30,800
October 26, 2003            1.40       1.38                35,600
January 25, 2004            1.85 (a)   1.40 (a)            35,393 (a)

Fiscal 2005
QUARTER ENDED
April 25, 2004             $2.76 (b)  $1.55 (b)            49,500 (b)
July 25, 2004               3.05 (c)   2.76 (c)            91,100 (c)
October 24, 2004            3.05       3.03               184,694

----------
         (a) During the quarter (on November 21, 2003), the Company publicly announced its receipt of the Merger offer from the Lombardi Group offering to purchase the outstanding Common Stock owned by the Public Stockholders for a cash purchase price of $1.75 per share.

         (b) During the quarter, after publicly announcing on March 8, 2004, the rejection of the $1.75 per share offered purchase price, the Company, on March 15, 2004, publicly announced the increased offer by the Lombardi Group to a cash purchase price of $2.50 per share. After publicly announcing on April 19, 2004, the rejection of the $2.50 per share offered purchase price, the Company, on April 21, 2004, publicly announced the increased offer by the Lombardi Group to a cash purchase price of $3.00 per share.

         (c) During the quarter (on June 1, 2004), the Company publicly announced that the Special Committee had advised the Board of Directors that in the Committee's judgment, the proposed increased purchase price of $3.12 per share (increased after discussions between counsel for the Special Committee and counsel for the Lombardi Group), was fair to the Company's Public Stockholders, and had determined to recommend that the Board accept the proposal.


         Stock Repurchases - On June 8, 2000, the Company announced a program authorized by the Board of Directors to repurchase up to 400,000 shares of its Common Stock over the following 24 months. In announcing the repurchase program, the Company stated that the Board of Directors believed that the Company's Common Stock was undervalued and that repurchases at then market prices could constitute an appropriate investment for the benefit of the Company's stockholders. Through the end of fiscal 2002, the Company repurchased an aggregate 28,191 shares of Common Stock in the over-the-counter market at prevailing per share market prices ranging from $.73 to $1.20. In addition, on August 29, 2001, the Company repurchased an aggregate 262,603 shares of Common Stock from a limited group of unaffiliated stockholders in a block transaction at a repurchase price of $2.10 per share. The block purchase was also authorized by the Board. During the third quarter of fiscal 2002 (July 30, 2001 through October 28, 2001) the bid price for the Common Stock in the over-the-counter market ranged from a high of $1.41 to a low of $1.07 per share. It was the opinion of the Board that although the repurchase price for the block transaction was greater than t(he then market price for the Common Stock, the size of the block and the fact that the per share repurchase price of $2.10 was substantially below the net tangible per share book value of the Common Stock (approximately $3.36 net tangible book value per share at July 29, 2001) rendered the repurchase an appropriate investment beneficial to the Company's stockholders. No additional share repurchases were made pursuant to the repurchase program announced on June 8, 2000.

         On January 21, 2003, the Company announced that a second share repurchase program had been authorized by the Board of Directors to repurchase up to 100,000 shares of its Common Stock over the following twelve months. During the first quarter of fiscal 2004, the Company repurchased an aggregate 40,000 shares of Common Stock in the over-the-counter market at the then market price of $1.49 per share. No other repurchases were made pursuant to the second share repurchase program which has since expired. No further repurchase programs are currently contemplated (other than the offered payment by the Company of $3.12 per share to the Public Stockholders if the Merger is approved and adopted.)

         Dividends - The Company has not paid any dividends with respect to its Common Stock and does not currently anticipate paying any dividends in the future.

         Book Value - One factor which the Special Committee and the Board of Directors cited as being a negative factor in considering whether the $3.12 per share cash payment to be offered to the Public Stockholders if the Merger is effected is fair to the Public Stockholders is the fact that the $3.12 per share amount was exceeded by the Company's net book value per share.

         The following are the net book values per share and net tangible book values per share of the Common Stock (a) as of April 25, 2004 (the last day of the Company's fiscal quarter immediately preceding the date on which the Special Committee determined to recommend acceptance of the $3.12 per share offered price to the Pubic Stockholders), and (b) as of October 24, 2004 (the last day of the Company's third quarter of fiscal 2005).

As of                Net Book Value Per Share  Net Tangible Book Value Per Share
-----                ------------------------  ---------------------------------
April 23, 2004               $3.75(a)                      $3.53(a)
October 24, 2004              $3.91(b)                     $3.69(b)

(a) Exceeds the $3.12 per share cash price being offered to the Public Stockholders in connection with the Merger by $.63 per share (net book value) and by $.41 per share (net tangible book value) or 20% and 13% respectively

(b) Exceeds the $3.12 per share cash price being offered to the Public Stockholders in connection with the Merger by $.79 per share (net book value) and by $.57 per share (net tangible book value) or 25% and 18% respectively.


         Although management is unable to predict the Company's operating results in the fourth quarter of fiscal 2005 at this time, the net book value and the net tangible book value per share of the Common Stock has decreased in the fourth quarter in each of the Company's last five fiscal years as compared to the net book value and net tangible book value per share at the end of the immediately preceding third quarter due to the seasonal nature of the Company's restaurant business.


         Although the Special Committee and the Board of Directors considered the per share book value to be a negative factor, they concluded that it was outweighed by the positive factors previously enumerated in determining that the $3.12 per share price was fair to the Public Stockholders.

                          INFORMATION ABOUT THE COMPANY

CHEFS INTERNATIONAL, INC. (THE "COMPANY")

         The Company was incorporated under the laws of the State of Delaware in March 1975. The Company is publicly owned and currently files periodic reports pursuant to Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") with the Securities and Exchange Commission. The Company's Common Stock is registered pursuant to Section 12(g) of the Exchange Act. The Company's Annual Report on Form 10-KSB for the year ended January 25, 2004 and its quarterly report on Form 10-QSB for the quarterly period ended October 24, 2004 as filed with the Securities and Exchange Commission are included with this mailing and contain additional information about the Company.

         The Company currently operates nine restaurants on a year-round basis. Seven of the restaurants are free-standing seafood restaurants (four in New Jersey and three in Florida). The other two restaurants are located in Freehold, New Jersey. Five of the seafood restaurants are operated under the name "Jack Baker's Lobster Shanty", one under the name "Baker's Wharfside" and one under the name "Mr. Manatee's Causal Grille". One of the two restaurants located in Freehold, New Jersey is a Mexican theme restaurant operated under the name
"Escondido's Mexican Restaurant". The other is an eclectic American food restaurant operated under the name "Moore's Tavern and Restaurant". The Company opened its first seafood restaurant in November 1978, "Moore's Tavern and Restaurant" in February 2000 and its Mexican theme restaurant in January 2002. See "Special Factors - Interests of Certain Persons in the Merger" as to the leasing by the Company of the two Freehold, New Jersey restaurant facilities and a common parking area from an entity affiliated with the Lombardi Brothers.

         The Company's principal office is located at 62 Broadway, Point Pleasant Beach, New Jersey 08742 where its telephone number is (732) 295-0350.

MANAGEMENT

         The following eight persons comprise the current Board of Directors of the Company.

Name                                                 Position
----                                                 --------
Robert M. Lombardi (a)                               Chairman of the Board (c)
Nicholas B. Boxter (b)                               Director
Kenneth Cubelli(b)                                   Director
Raymond L. Dademo (b)                                Director
Anthony M. Lombardi (a)                              Director
Joseph S. Lombardi (a)                               Director
Michael F. Lombardi (a)                              Director
Stephen F. Lombardi (a)                              Director

----------
         (a) The five Lombardis are Lombardi Brothers.

         (b) Messrs. Boxter, Cubelli and Dademo comprise the Special Committee appointed by the Board of Directors to review and analyze the Merger proposal presented by Acquisition Co. and to determine and advise the Board whether in its judgment, the proposed cash purchase price was fair to the Public Stockholders. Assuming the Merger is consummated, Messrs. Boxter, Cubelli and Dademo will resign as directors.

         (c) Robert M. Lombardi also serves as the Company's President.

         The following is a brief account of the business experience of each director and executive officer of the Company during the past five years.

         Robert M. Lombardi, M.D. is, and for more than the past five years has been principally engaged as a physician and orthopedic surgeon with the Edison-Metuchen Orthopedic Group, a medical practice group located in Edison, New Jersey, where he also serves as a senior officer. He is also an officer of Moore's Inn, Inc. and a partner in Moore's Realty. See "Special Factors - Interests of Certain Persons in the Merger."

         Nicholas B. Boxter, C.P.A. is, and for more than the past five years has been principally engaged in the practice of accountancy with his own firm in Whitehouse, New Jersey.

         Kenneth Cubelli, M.D. is, and for more than the past five years has been principally engaged as a physician and orthopedic surgeon with the Morris County Orthopedic Group in Denville, New Jersey.

         Raymond L. Dademo, Esq. is, and for more than the past five years has been principally engaged as a practicing attorney with his own law firm in Brick, New Jersey.

         Anthony M. Lombardi, D.D.S. is, and for more than the past five years has been principally engaged in the practice of dentistry in Edison, New Jersey. He is also an officer of Moore's Inn, Inc. See "Special Factors - Interests of Certain Persons in the Merger."

         Joseph S. Lombardi, M.D. is, and for more than the past five years has been principally engaged as a physician and orthopedic surgeon with the Edison-Metuchen Orthopedic Group, where he is a senior officer. He is also an officer of Moore's Inn, Inc. and a partner in Moore's Realty. See "Special Factors - Interests of Certain Persons in the Merger."

         Michael F. Lombardi, Esq. is, and for more than the past five years has been principally engaged as a practicing attorney and a senior officer of Lombardi & Lombardi, P.A., an Edison, New Jersey law firm. He is also an officer of Moore's Inn, Inc. and a partner in Moore's Realty. See "Special Factors - Interests of Certain Persons in the Merger."

         Stephen F. Lombardi, Esq. is, and for more than the past five years has been principally engaged as a practicing attorney and a senior officer of Lombardi & Lombardi, P.A., an Edison, New Jersey law firm. He is also an officer of Moore's Inn, Inc. and a partner in Moore's Realty. See "Special Factors - Interests of Certain Persons in the Merger."

         Martin W. Fletcher is not a director. He serves as the Company's Vice President and Chief Financial Officer. He was employed by the Company as its controller for more than the past five years and in 2004, was elected as the Company's chief financial officer. He devotes all of his working time to the business of the Company.

STOCK OWNERSHIP

         The following table sets forth as of February 25, 2005 (the "Record Date"), the number of shares of the Company's Common Stock beneficially owned
(a) by each of the Company's eight directors; (b) all directors and executive officers of the Company as a group; and (c) by the Lombardi Group's affiliate, the Maschler Group. It also sets forth the percentage such shares comprise of the total outstanding shares of the Company's Common Stock. The Company has no knowledge of any other individual or "group" as that term is used in Section 13(d)(3)of the Exchange Act, who is the beneficial owner of more than 5% of the Company's outstanding Common Stock.

                                                Beneficially Owned
                                                       at the
                                                     Record Date
Name                                          Shares            Percentage

Nicholas B. Boxter                                -                  -
Kenneth Cubelli                             100,000 (a)            2.5%
Raymond L. Dademo                             2,000 (b)             --
Anthony M. Lombardi*                        111,001                2.8%
Joseph S. Lombardi*                         598,633               15.2%
Michael F. Lombardi*                        251,735 (c)            6.4%
Robert M. Lombardi*                       1,335,825               34.0%
Stephen F. Lombardi*                        111,335 (c)            2.8%
All executive officers
and directors as a group
(nine persons)                            2,510,529 (c)           63.9%
Maschler Brothers*                          196,938 (d)            5.0%

----------
*The address for Anthony M. Lombardi, Michael F. Lombardi Stephen F. Lombardi, Lombardi & Lombardi, P.A. and Lombardi & Lombardi, P.A. Defined Benefit Pension Plan is 1862 Oak Tree Road, Edison, New Jersey 08818. The address for Joseph S. Lombardi and Robert M. Lombardi is 10 Parsonage Road, Suite 500, Edison, New Jersey 08837. The address for the Maschler Brothers, Lee Maschler and Matthew H. Maschler is 110 Fieldcrest Avenue, Raritan Plaza I, Edison, New Jersey 08837.


(a) If the Merger is consummated, Dr. Cubelli's stock will be canceled and converted into the right to receive a cash payment of $3.12 per share.

(b) If the Merger is consummated, Mr. Dademo's stock will be canceled and converted into the right to receive a cash payment of $3.12 per share.

(c) Includes with respect to each of Michael F. Lombardi and Stephen F. Lombardi, only one-half of the 111,668 shares owned by the Lombardi & Lombardi, P.A. Defined Benefit Pension Plan and only one-half of the 49,000 shares owned by the law firm of Lombardi & Lombardi P.A., although each has voting and dispositive power with respect to all 111,668 shares owned by the Pension Plan and all 49,000 shares owned by the law firm.

(d) The Maschler Brothers, Lee Maschler and Matthew H. Maschler, each own 98,469 shares of Common Stock. They will be responsible for their proportional share of Acquisition Co.'s expenses necessary to finance the Merger.

         For more information concerning the Company, see "Where You Can Find More Information".

                        INFORMATION ABOUT ACQUISITION CO.

         Acquisition Co. was incorporated under the laws of the State of Delaware on November 12, 2003. Acquisition Co. was formed for the sole purpose of facilitating the Merger. If the Merger Agreement and the Merger is approved by stockholders and if the Merger is effectuated, Acquisition Co. will merge into the Company with the Company being the surviving entity. As a newly-formed corporation, Acquisition Co. has had no operating history. Its only business activity has been the execution and delivery of the Merger Agreement and activities relating thereto. It is not anticipated that Acquisition Co. will conduct any business other than in connection with its formation and capitalization and the transactions contemplated by the Merger Agreement.

         The sole directors of Acquisition Co. are the Lombardi Brothers and Matthew H. Maschler. The sole stockholders of Acquisition Co. are the Lombardi Brothers, the law firm of Lombardi & Lombardi, P.A., the Lombardi & Lombardi, P.A. Pension Plan, and the two Maschler Brothers, all of whom have the same proportional ownership to each other in Acquisition Co. as they own in the Company.


         Acquisition Co.'s office is located c/o Lombardi & Lombardi, 1862 Oak Tree Road, Edison, New Jersey 08818 where its telephone number is (732) 906-1500.

      CAUTIONARY STATEMENT AND RISKS CONCERNING FORWARD-LOOKING STATEMENTS


         Except for historical information, the matters discussed in this Proxy Statement contain forward-looking statements. These statements include, but are not limited to: management's beliefs regarding the Company's future operations, operating results and any plans or objectives of management regarding the future of the Company.


         No assurances can be given that future results or events anticipated by the forward looking statements will be achieved. Important factors which may affect the Company's future results include, but are not limited to, changing market conditions; weather (Florida hurricanes in the third quarter of fiscal 2004 caused the closing of the Company's three Florida restaurants for approximately ten days in the case of one restaurant, and for approximately two months and two and one-half months in the case of the other two restaurants); the state of the economy; substantial increases in insurance costs; the impact of competition to the Company's restaurants; pricing; and the acceptance of the Company's food products. In addition, the Company's future performance could be adversely affected if it is unable to find a satisfactory successor to its former President and Chief Executive Officer, Anthony C. Papalia, who left the Company's employ at the end of June 2004. Although Robert M. Lombardi currently serves in these positions, he is doing so on a part-time basis, his principal occupation being that of a physician and orthopedic surgeon.

         The above discussion together with discussions contained elsewhere in this Proxy Statement, highlight some of the more important risks to the Company's future performance identified by its management. Such risks should not be assumed to be the only risks that can adversely affect the Company's future performance. Certain risk factors may also be identified by the Company from time to time in filings with the Securities and Exchange Commission, press releases and other communications.

         In light of the significant uncertainties inherent in the forward-looking statements included in this Proxy Statement, the inclusion of such forward-looking statements should not be regarded as a representation by the Company, its management or any other person that such future objectives will be achieved.

                      INFORMATION ABOUT THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING


         This Proxy Statement is being furnished to the holders of the outstanding shares of the Company's Common Stock as of the Record Date in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting to be held on MONDAY, April 18, 2005, at 9:00 a.m. local time, at the Company's Jack Baker's Wharfside Restaurant at 101 Channel Drive, Point Pleasant Beach, New Jersey 08742, and at any adjournments or postponements thereof.


PURPOSE OF THE SPECIAL MEETING

         At the Special Meeting, the Company's stockholders will be asked (i) to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, and (ii) to transact such other business as may properly come before the Special Meeting. Additional information concerning the Special Meeting, the Merger and the Merger Agreement is set forth below, and a copy of the Merger Agreement is attached hereto as Appendix A.

         TAKING INTO ACCOUNT THE RECOMMENDATION OF A SPECIAL COMMITTEE APPOINTED BY THE BOARD OF DIRECTORS, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

         The Board of Directors has fixed the close of business on February 25, 2005 as the Record Date for the Special Meeting. Only stockholders of record of the Company's Common Stock on the Record Date are entitled to notice of and to vote at the Special Meeting. Stockholders are entitled to one vote for each share held on the Record Date on matters properly presented at the Special Meeting. At the close of business on the Record Date, there were 3,926,105 shares of Common Stock issued and outstanding. The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting.

VOTE REQUIRED

         Pursuant to Delaware Law, the affirmative vote of not less than a majority of the outstanding shares of Common Stock whose holders are entitled to notice of and to vote at the Special Meeting is required to approve and adopt the Merger Agreement and the Merger. The affirmative vote of a majority of the issued and outstanding shares of Common Stock is a sufficient vote to approve and adopt the Merger Agreement and the Merger even if a majority of the shares of Common Stock owned by the Public Stockholders are not voted in favor of such approval and adoption. The Continuing Stockholders, who beneficially own an aggregate 2,605,467 shares (approximately 66% of the outstanding Common Stock), currently intend to vote to approve and adopt the Merger Agreement and the Merger as do two members of the Special Committee who beneficially own an aggregate 102,000 shares (approximately 3%) of the outstanding Common Stock. The Continuing Stockholders possess sufficient votes to approve and adopt the

Merger Agreement and the Merger even if a majority of the shares owned by the Public Stockholders are voted or are deemed to be voted against the proposal. Each share of Common Stock is entitled to one vote on all matters presented to the Special Meeting. Failure to return an executed proxy card (including broker non-votes) or to vote in person at the Special Meeting or voting to abstain will constitute, in effect, a vote against approval and adoption of the Merger Agreement and the Merger.

VOTING OF PROXIES

         All proxies that are properly executed and returned to the Company's transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004 on or before the date of the Special Meeting, and not subsequently revoked, will be voted at the Special Meeting or any adjournments or postponements thereof in accordance with any instructions thereon, or, if no instructions are provided, will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. Any stockholder who has given a proxy pursuant to this solicitation may revoke it by attending the Special Meeting and giving oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Special Meeting by delivering or mailing an instrument to Chefs International, Inc., 62
Broadway, Point Pleasant Beach, New Jersey 08742; Attention: Corporate Secretary, revoking it or by delivering or mailing a duly executed proxy bearing a later date provided that such instrument is received prior to the Special Meeting. A vote in favor of the Merger Agreement and the transactions contemplated thereby means that a Stockholder will NOT have the right to dissent and seek payment of the fair value of his or her shares of Common Stock.

         Management of the Company does not know of any matters other than those set forth herein which may come before the Special Meeting. If any other matters are properly presented to the Special Meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matters.

PROXY SOLICITATION

         The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interviews, written communication, telephone, telegraph or facsimile transmission. The Company has requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of the Company's Common Stock held of record on the Record Date and will provide reimbursement for the cost of forwarding the material in accordance with customary charges.

         STOCKHOLDERS SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WITH THEIR PROXY CARD. IF THE MERGER IS CONSUMMATED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF COMMON STOCK, WILL BE AS SET FORTH IN THIS PROXY STATEMENT.

                       THE MERGER AGREEMENT AND THE MERGER

         The following information describes what the Board of Directors and the Continuing Stockholders believe are the material terms of the Merger Agreement and the Merger. The description does not purport to be complete. It is qualified in its entirety by the information contained in the appendices to this Proxy Statement including the Agreement and Plan of Merger (the "Merger Agreement") attached as Appendix A. You are urged to carefully read the Merger Agreement and the other appendices in their entirety.

THE MERGER AGREEMENT

         Covenants - The Company has agreed pursuant to the Merger Agreement to hold a special meeting of its stockholders for the purpose of considering the approval of the Merger Agreement and the Merger. Under the terms of the Merger Agreement, the Company has agreed that the Board of Directors will recommend that Stockholders vote to approve the Merger Agreement and the Merger, unless, at any time prior to the Special Meeting, the Special Committee determines in good faith, after consultation with Houlihan Lokey and its counsel, that modification or withdrawal of its recommendation to the Board is required in order to satisfy the fiduciary duties of the Special Committee under applicable law.


         The Company has also agreed in the Merger Agreement to prepare and file a preliminary proxy statement relating to the Merger Agreement and the Merger with the Securities and Exchange Commission (the "SEC"), to respond to the SEC's comments with respect thereto, and to cause a definitive proxy statement (this Proxy Statement) to be mailed to stockholders. Pursuant to the Merger Agreement, the Company has consulted with Acquisition Co. and the Continuing Stockholders with respect to such filings. Acquisition Co. and the Continuing Stockholders have provided the Company with information concerning Acquisition Co. and its stockholders for inclusion in this Proxy Statement. The Company and Acquisition Co. and its stockholders have also agreed to file and cause any other person deemed to be an affiliate to file any required Statement on Schedule 13E-3 under the Exchange Act with the SEC as well as any required amendments or supplements.


         Representation and Warranties - The Merger Agreement contains various representations and warranties of the Company to Acquisition Co., including with respect to the following matters: (i) the due organization and valid existence of the Company and its subsidiaries and similar corporate matters; (ii) the capitalization of the Company; (iii)
the due authorization, execution and delivery of the Merger Agreement and its binding effect on the Company; (iv) the lack of conflicts between the Merger Agreement and the transactions contemplated thereby with the Company's certificate of incorporation or bylaws, contracts to which it or its subsidiaries are parties or any law, rule, regulation, order, writ, injunction or decree binding upon the Company or its subsidiaries; and (v) the approval of the Merger by the Company's Board of Directors.

         The Merger Agreement also contains representations and warranties of Acquisition Co. to the Company, including with respect to the following matters:
(i) the due organization and valid existence of Acquisition Co. and similar corporate matters; (ii) the capitalization of Acquisition Co.; (iii) the due authorization, execution and delivery of the Merger Agreement by Acquisition Co. and its binding effect; (iv) the lack of conflicts between the Merger Agreement and the transactions contemplated thereby with the certificate of incorporation or bylaws of Acquisition Co., contracts to which it is a party or any law, rule, regulation, order, writ, injunction or decree binding upon Acquisition Co.; (v) the availability of funds to complete the Merger; and (vi) the lack of any future planned extraordinary transaction.

         Conditions to Consummation of the Merger - The obligations of the Company and Acquisition Co. to consummate the Merger are subject to the fulfillment or waiver (if permissible) at or prior to the Effective Time of certain conditions, including (i) the majority vote of the Stockholders of both the Company and Acquisition Co., as required by the Delaware Law; (ii) there not being in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or agency directing than the transactions contemplated by the Merger Agreement not be consummated; (iii) all required consents, waivers and approvals having been obtained and continuing to be in effect at the Effective Time; and (iv) the opinion of Houlihan Lokey shall not have been withdrawn or revoked.

         The obligation of the Company to effect the Merger is subject to the fulfillment or waiver (if permissible) at or prior to the Effective Time of the following conditions: (i) the representations and warranties of Acquisition Co. contained in the Merger Agreement being true when made as of the Effective Time;
(ii) Acquisition Co. having performed in all material respect its obligations required to be performed or complied with by Acquisition Co. at or prior to the Effective Time; and (iii) that neither the Special Committee nor the Company's Board of Directors has, prior to the Effective Time, withdrawn, modified or changed its favorable recommendation regarding the Merger Agreement or the Merger, or recommended or declared advisable any other Acquisition Offer or Acquisition Proposal.

         The obligation of Acquisition Co. to effect the Merger is subject to the fulfillment or waiver (if permissible) at or prior to the Effective Time of the following conditions: (i) the representations and warranties of the Company contained in the Merger Agreement being true when made and as of the Effective Time; and (ii) the Company having performed in all material respects its obligations required to be performed or complied with by the Company at or prior to the Effective Time.

         Transactions, Amendments, Withdrawal of Recommendations - The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the requisite approval and adoption by the Company's stockholders at the Special Meeting: (i) by written mutual consent of the boards of directors of the Company and Acquisition Co.; (ii) by the Company or Acquisition Co. if (a) any court or competent jurisdiction or United States governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting or delaying the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or (b) if the Company's Board of Directors or the Special Committee withdraws or modifies in a manner adverse to Acquisition Co., its approval or recommendation of the Merger Agreement or the Merger or recommends another merger, consolidation, business combination with, or acquisition, of the Company or its assets, or (c) if the requisite approval in accordance with Delaware law of the Company's stockholders necessary to consummate the Merger is not obtained. In addition, either party may terminate the Merger Agreement and the Merger may be abandoned in the event of the breach by the other party of any representation, warranty or covenant contained in the Merger Agreement which breach is not cured within fifteen days after notice. Acquisition Co. may also elect to terminate the Merger Agreement and the prospective Merger if stockholders exercise their dissenters' rights of appraisal pursuant to the Delaware Law with respect to more than an aggregate 392,619 shares, (10%) of the outstanding shares of Common Stock.

         The Merger Agreement further provides that it may be amended by written agreement of the parties at any time prior to the Effective Time provided that after approval and adoption by stockholders of the Merger Agreement and the Merger, no amendment can be made which would reduce or change the type of consideration into which each share of the Company's Common Stock will be converted upon consummation of the Merger.

         The Merger Agreement permits the Company's Board of Directors or the Special Committee, at any time prior to the Effective Time, to withdraw, modify or change its recommendation regarding the Merger or the Merger Agreement, or recommend and declare advisable any other offer or proposal, if, in the opinion of the Board of Directors or the Special Committee, after consultation with their respective counsel and advisors, such withdrawal, modification or change is required by the exercise of its fiduciary duties to the stockholders of the Company under applicable law.

STRUCTURE OF THE MERGER

         Pursuant to the Merger Agreement, Acquisition Co. will merge with and into the Company. As a result of the Merger, Acquisition Co.'s corporate existence will cease and the Company will continue as the surviving corporation. At the Effective Time of the Merger, each share of Common Stock that is issued and outstanding immediately prior thereto, other than shares owned by the Continuing Stockholders or by stockholders who have properly exercised their dissenters' rights, will be canceled and converted into the right to receive a cash payment of $3.12 per share. The amounts payable with respect to such shares is referred to as the "Common Stock Merger Consideration". The shares of Common Stock owned by the Continuing Stockholders will be transferred to Acquisition Co. and canceled as a result of the Merger as will their shares of Acquisition Co. stock. In exchange, each Continuing Stockholder will receive one "new" share of Common Stock for each "old" share of Common Stock he owned prior to the Merger. Each "new" share of Common Stock will be identical to each "old" share of Common Stock. As a result, upon consummation of the Merger, the Continuing Stockholders will own all of the outstanding Common Stock.

EFFECTIVE TIME OF THE MERGER

         The Merger Agreement provides that the Merger shall be consummated "...as promptly as practicable ..." after the satisfaction or, if permitted, the waiver of the conditions set forth in Article V of the Merger Agreement. The Merger will be consummated by the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of Delaware law. The date and time of such filing are referred to as the "Effective Time".

EXCHANGE PROCEDURES

         Acquisition Co. has designated the Company's transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, to act as the Paying Agent for those holders of shares of Common Stock who become entitled to receive payment of the Common Stock Merger Consideration pursuant to the Merger. At the Effective Time, Acquisition Co. will cause immediately available funds to be deposited with the Paying Agent sufficient in amount to pay the aggregate Common Stock Merger Consideration upon surrender of the certificates representing the Common Stock. Promptly after the Effective Time, the Company (through the Paying Agent) will mail a notice and letter of transmittal to each record holder of the Company's Common Stock advising such holder of the effectiveness of the Merger and providing the holder with instructions on how to surrender his or her certificates of Common Stock in order to be paid the $3.12 per share cash payment to which the holder is entitled  to  receive  as  a  result  of  the  Merger.  You  will  also  receive instructions for handling certificates which have been lost, stolen or destroyed. YOU SHOULD NOT SUBMIT CERTIFICATES FOR SHARES OF COMMON STOCK UNTIL YOU HAVE RECEIVED WRITTEN INSTRUCTIONS TO DO SO.

         After the Effective Time of the Merger, the Company's stock transfer books will be closed and no further transfers of Common Stock will be recorded.

         Any portion of the Common Stock Merger Consideration delivered to the Paying Agent by Acquisition Co. that remains unclaimed by the Company's stockholders for one year after the Effective Time of the Merger will be transferred to the Company as the surviving corporation. Any Company stockholder who has not exchanged his or her certificates for payment within one year of the Effective Time may look only to the Company, as the surviving corporation, for payment of his or her share of the Common Stock Merger Consideration.

         NONE OF ACQUISITION CO., THE COMPANY, THE PAYING AGENT, THEIR AFFILIATES, OR ANY OTHER PARTY TO THE MERGER AGREEMENT SHALL BE LIABLE TO ANY COMPANY STOCKHOLDER FOR ANY AMOUNTS PAID TO A PUBLIC OFFICIAL PURSUANT TO APPLICABLE ABANDONED PROPERTY, ESCHEAT OR SIMILAR LAWS.

         The Company, as the surviving corporation, or the Paying Agent, as the case may be, is entitled to deduct and withhold from the consideration otherwise payable to holders of the Company's Common Stock, any amounts which it is required to deduct and withhold with respect to such payment under the Internal Revenue Code or any provision of state, local or foreign tax law.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a discussion of the material federal income tax consequence of the Merger based upon the Internal Revenue Code of 1986, as amended, (the "Code"); regulations promulgated or proposed by the Treasury Department, judicial authorities, and rulings and interpretations by the Internal Revenue Service, as currently in effect. All of these are subject to change at any time, possibly with retroactive effect. The discussion assumes that you hold shares of Common Stock as a capital asset (within the meaning of Code Section 1221), and does not address aspects of federal income taxation that might be relevant to you if you are subject to special circumstances (e.g., a dealer in securities, a bank, an insurance company, a financial institution, a tax-exempt organization, a person that holds Common Stock as part of a straddle, hedge, constructive sale, or conversion transaction, a holder subject to the alternative minimum tax, or a United States person whose functional currency is not the United States dollar, a person who elects to treat gains from a disposition of shares as investment income for purposes of the limitation on the deduction for investment interest expense, a person who acquired his or her shares through the exercise of employee stock options or otherwise as compensation for services, a foreign person, etc.). In addition, the discussion does not address state, local or foreign tax consequences of the Merger. Finally, this discussion applies only to United States persons. A United States person is an individual U.S. citizen or resident alien; a corporation (or entity taxable as a corporation) that was created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; an estate the worldwide income of which is subject to U.S. federal income tax regardless of its source; or a trust if both a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions (or if the trust otherwise has a valid election in


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

effect under applicable U.S. Treasury Regulations to be treated as a United States person). If a partnership holds Common Stock, the tax treatment of a partner will generally depend upon both the status of the partner and the activities of the partnership.

         Generally, the receipt of cash in exchange for shares of Common Stock in the Merger will be a taxable transaction for federal income tax purposes. Your gain or loss will be equal to the difference between the cash consideration you receive for your shares of Common Stock pursuant to the Merger and your adjusted tax basis in such shares. Your gain or loss from the exchange will be characterized as capital gain or capital loss if your shares of Common Stock are held as a capital asset. The gain or loss will be long-term if your holding period for the shares is longer than twelve months. Under current law, net long-term capital gains recognized by individuals are subject to a maximum federal income tax rate of 15%. There are limitations on the deductibility of capital losses for federal income tax purposes.

         You may be subject to backup withholding at the rate of 28% on cash amounts payable to you pursuant to the Merger in exchange for your stock certificates, unless you (a) provide a correct taxpayer identification number ("TIN") in the manner required or (b) are exempt from such withholding and certify this fact, when required. To prevent the possibility of backup withholding, you must provide the Paying Agent (or the Company if payment is being made to you by the Company more than one year after the Effective Time), with your correct TIN by completing and transmitting a duly completed Form W-9. This form will be provided with the letter of transmittal which will be forwarded to stockholders of record at the Effective Time of the Merger by the Paying Agent shortly thereafter. If you do not provide the Paying Agent with your correct TIN, you may be subject to backup withholding as well as penalties imposed by the Internal Revenue Service.

         Your particular tax consequences will depend upon the facts and circumstances applicable to you. Accordingly, we urge you to consult with your own tax advisor to determine the tax consequences of the Merger to you in light of your particular circumstances, including the applicability and effect of state, local, foreign and other tax laws and any possible changes in those laws.

         The Merger will not be a taxable transaction for federal income tax purposes to the Company, Acquisition Co. or the Continuing Stockholders.

ACCOUNTING TREATMENT

         For U.S. accounting purposes, the Merger will be accounted for under the Treasury Stock Method and all of the acquired shares will be retired. There will be no other effect on the Company's financial statements except to reflect the issuance of replacement shares of Common Stock to the Continuing Stockholders.

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

REGULATORY REQUIREMENTS

         To effectuate the Merger, the Company and Acquisition Co. will be required to file a Certificate of Merger with the Delaware Secretary of State in compliance with the Delaware General Corporation Law after the approval and adoption by stockholders of the Merger Agreement and the transactions contemplated thereby is obtained pursuant to Delaware law. Other than compliance with Delaware law and federal securities laws, neither the Company nor Acquisition Co. is aware of any material federal, state or foreign governmental regulatory requirement necessary to be complied with in connection with the Merger.

EXPENSES OF THE MERGER

         The estimated aggregate costs and fees to be incurred by the Company and Acquisition Co. in connection with the Merger and the related transaction are as follows:

     o To be paid by the Company on behalf of the Company and on behalf of the Special Committee;


                  Legal Fees and Expenses:                       $200,000*
                  Payment Agent Fees:                              22,500
                  Houlihan Lokey Fees and Expenses:               280,000**
                  Printing and Distribution:                       35,000
                  Proxy Solicitation and Other Expenses:           12,500
                                                                 --------
                                    Total:                       $550,000

----------
* Includes the legal fees and expenses of counsel to the Company and counsel to the Special Committee.
**  Includes  the legal fees and  expenses of Houlihan Lokey's counsel.

o        To be paid by Acquisition Co.:

                  Legal Fees and Expenses:                     $  155,000
                  Common Stock Merger Consideration:            4,120,000
                  Other:                                           25,000
                                                               ----------
                                                     Total     $4,300,000

SOURCES OF FUNDING

         The expenses of the Transaction listed above to be paid by the Company have been and will be paid from working capital. The expenses listed above to be paid by Acquisition Co. will be paid with cash advances from its stockholders (the Lombardi Group and the Maschler Group). These cash advances will be provided from personal funds and from an aggregate of approximately $4,000,000 in five year bank loans to members of the Lombardi Group from a lending bank. No formal loan agreements have been executed as of the date of this Proxy Statement. These bank loans, which will be


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

repayable with annual interest of approximately 6.25% to 6.50% will be collateralized by approximately 16 acres of real estate owned by the Lombardi Group and their affiliates in Freehold, New Jersey. Included as part of the collateral are approximately six acres containing the two restaurants and the pad site utilized for parking by the two restaurants which have been leased to the Company by an affiliate of the Lombardi Group. See "Special Factors - Interests of Certain Persons in the Merger." The Lombardi Group has not formulated any financing plans or made any financing arrangements at this date to repay the bank loans but expects to repay the loans over time from personal funds including funds generated from their various business interests. The Lombardi Group does not currently intend to utilize funds generated by the Company to repay these loans. In the event the bank loans are not consummated, the Lombardi Group intends to make the required cash advances utilizing personal funds and personal assets other than their interests in the Company.

                         DISSENTERS' RIGHTS OF APPRAISAL

         As a stockholder of the Company, you have a right to dissent from the Merger and demand a determination by the Delaware Court of Chancery as to the fair value of your shares of Common Stock. Exercising this right to dissent as a Dissenting Stockholder could result, in the event the Merger in consummated, in your receiving an amount per share which is more than, the same as, or less than the amount per share ($3.12) payable in cash to the Public Stockholders pursuant to the Merger Agreement.

         Notwithstanding any provision of the Merger Agreement to the contrary, any shares of Common Stock held by a stockholder who does not vote to approve the Merger and complies with all of the provisions of Section 262 of the General Corporation Law of the State of Delaware (the "Delaware Law") concerning the right to dissent from the Merger and require payment of fair value shall not be converted into the right to receive $3.12 per share pursuant to the Merger Agreement. Instead, such dissenting holder shall only be entitled to receive such consideration as may be determined to be due to the holder pursuant to the Delaware Law. However, if the holder of shares of Common Stock who has demanded an appraisal of his or her shares under the Delaware Law withdraws the demand or fails to perfect or otherwise loses his or her right to an appraisal, his or her shares will be deemed to be canceled and converted at the Effective Time of the Merger into the right to receive $3.12 per share pursuant to the Merger Agreement.

         The following is a summary of the principal provisions of Section 262 of the Delaware Law and does not purport to be a complete description. A copy of
Section 262 is attached to this Proxy Statement as Appendix C. Failure to take any action required by Section 262 will result in a termination or waiver of a stockholder's rights under Section 262. Perfecting your appraisal rights can be complicated and costly.

         Only a holder of record of the Company's Common Stock is entitled to demand appraisal rights for Common Stock registered in that holder's name. The demand must be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity. If


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

stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record. A holder of record, such as a broker, who holds stock as nominee for beneficial owners may exercise a holder's right of appraisal with respect to stock held for all or less than all of such beneficial owners. In such case, the written demand should set forth the number of shares of stock covered by the demand. Where no number of shares of stock is expressly mentioned, the demand will be presumed to cover all shares of stock standing in the name of the holder of record.

         In order to dissent from the Merger, a stockholder (i) must NOT vote his or her shares for the Merger Agreement and the Merger and (ii) must deliver to the Company BEFORE the vote on the Merger is taken at the Special Meeting, a written demand for appraisal of his or her shares (the "Appraisal Demand"). The Appraisal Demand will be sufficient if it is in writing and reasonably informs the Company of the stockholder's identity and that the stockholder intends thereby to demand the appraisal for a specified number of his or her shares. A PROXY OR VOTE AGAINST THE MERGER SHALL NOT CONSTITUTE SUCH A DEMAND.
FURTHERMORE, A STOCKHOLDER ELECTING TO DEMAND AN APPRAISAL MUST DO SO BY AN APPRAISAL DEMAND SEPARATE FROM ANY PROXY OR BALLOT. THE APPRAISAL DEMAND MUST BE DELIVERED OR MAILED TO THE COMPANY AT 62 BROADWAY, POINT PLEASANT BEACH, NEW JERSEY 08742; ATT: CORPORATE SECRETARY AND MUST BE RECEIVED PRIOR TO THE SPECIAL MEETING.

         Within ten days after the Effective Time of the Merger, the Company, as the surviving corporation, will send notice of the effectiveness of the Merger to each person who prior to the Effective Time of the Merger satisfied the foregoing conditions. Any stockholder entitled to appraisal rights may, within 20 days after the date of the mailing of such notice, demand in writing from the Company, the appraisal of his or her shares of Common Stock. Such demand must reasonably inform the Company of the name and mailing address of the holder of record and of such stockholders' intention to demand appraisal of such holder's shares of Common Stock.

         Within 120 days after the Effective Time of the Merger, the Company as the surviving corporation or any stockholder who has satisfied the foregoing conditions and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock held by all stockholders entitled to appraisal. The Company does not currently intend to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Company will file a petition to appraise the value of their stock or that the Company will initiate any negotiations with respect to the "fair value" of such stock. Accordingly, holders of the Common Stock should initiate all necessary action to perfect their appraisal rights within the time periods prescribed in Section 262.

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

         Within 120 days after the Effective Time of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights, as discussed above, is entitled, upon written request, to receive from the Company, a statement setting forth (i) the aggregate number of shares of Common Stock not voted in favor of the Merger and with respect to which demands for appraisal have been received and (ii) the aggregate number of holders of such shares of stock. The Company is required to mail such statement within ten days after it receives a written request to do so, or within ten days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

         If a petition for an appraisal is timely filed and a copy is delivered to the Company as the surviving corporation, the Company must within 20 days after receipt of such petition file with the Delaware Court of Chancery in which the petition was filed a list of the names and addresses of all stockholders who have demanded appraisal rights and with whom agreements as to the value of their shares have not been reached by the Company. After notice to the Company and those stockholders, the Court can conduct a hearing to determine the stockholders entitled to appraisal rights. The Court may require stockholders who have demanded appraisal rights for their shares to submit their stock certificates to the Court for a notation thereon, and if any stockholder fails to comply with this requirement, the Court may dismiss the proceedings as to such stockholder.

         At a hearing on the petition, the Court will determine the stockholders entitled to appraisal rights and will appraise the shares of stock owned by such stockholders, determining their "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger and will determine the amount of interest, if any, to be paid upon the value of the shares of stock of the stockholders entitled to appraisal. In determining such "fair value," the Court shall take into account all relevant factors. Any such judicial determination of the "fair value" of stock could be based on considerations other than or in addition to the price paid in the Merger and the market value of the Common Stock, including asset values, the investment value of the Common Stock and any other valuation considerations generally accepted in the investment community. The value so determined for the Common Stock could be more than, less than or the same as the consideration paid pursuant to the Merger Agreement. The Court may, in its discretion, order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including, without limitation, reasonable attorney's fees and fees and expenses of experts, be charged pro rata against the value of all the shares of the Common Stock entitled to an appraisal, but a dissenting stockholder must be prepared to pay his or her own expenses in connection with the proceeding..

         Any  stockholder  who has  demanded an  appraisal  in  compliance  with
Section 262 will not, from and after the Effective Time of the Merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to dividends or other distributions on those shares (other than those payable or deemed to be payable to stockholders of record at a date which is prior to the Effective Time of the Merger).

         Holders of Common Stock lose the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time of the Merger, or if a stockholder delivers a written withdrawal of such stockholder's demand for an appraisal to the Company, except that any such attempt to withdraw made more than 60 days after the Effective Time of the Merger requires the Company's written approval. If appraisal rights are not perfected or a demand for appraisal rights is withdrawn, a stockholder will be entitled to receive the $3.12 per share cash consideration otherwise payable pursuant to the Merger Agreement.

         If an appraisal proceeding is timely instituted, such proceeding may not be dismissed without the approval of the Delaware Court of Chancery as to any stockholder who has perfected a right of appraisal.

         Failure by a stockholder to take any required step to perfect appraisal rights may result in termination of his or her appraisal rights. BECAUSE THE APPRAISAL PROVISIONS OF THE DELAWARE LAW ARE COMPLEX, STOCKHOLDERS WHO ARE CONSIDERING EXERCISING THEIR APPRAISAL RIGHTS UNDER SECTION 262 SHOULD CONSULT WITH THEIR OWN LEGAL ADVISORS.

         The Merger Agreement provides that Acquisition Co. will not be obligated to complete the Merger if the number of shares of Common Stock held by stockholders who comply with all the provisions of Section 262 exceeds 10% of the aggregate number of shares of the Company's Common Stock outstanding on the closing date of the Merger.

         VOTING AGAINST THE MERGER AND THE MERGER AGREEMENT WILL NOT PROTECT YOUR RIGHT TO DISSENT IN THE ABSENCE OF YOUR DELIVERING A SEPARATE WRITTEN APPRAISAL DEMAND ON A TIMELY BASIS. APPENDIX C TO THIS PROXY STATEMENT CONTAINS
SECTION 262 OF THE DELAWARE LAW REGARDING DISSENTERS' RIGHTS. STOCKHOLDERS WHO INTEND TO DISSENT SHOULD CAREFULLY REVIEW THIS PROXY STATEMENT AND APPENDIX C AND ARE URGED TO CONSULT WITH THEIR OWN LEGAL ADVISORS.

                       WHERE YOU CAN FIND MORE INFORMATION

         As required by the Securities Exchange Act of 1934 (the "Exchange Act"), the Company files annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and has filed this Proxy Statement with the Securities and Exchange Commission. These reports contain additional information about the Company. You may read and copy any report, statements or other information the Company files, at the public reference room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Company's Exchange Act filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and on the Securities and Exchange Commission's web site at http://www.sec.gov. In addition, a copy of any of the Company's Exchange Act filings over the past two years are available to any Company stockholder without charge upon written request addressed to Chefs International, Inc., 62 Broadway, Point Pleasant Beach, New Jersey 08742; Attn: Chief Financial Officer.


         TO INSURE TIMELY DELIVERY OF ANY OF THESE DOCUMENTS BEFORE THE SPECIAL MEETING OF STOCKHOLDERS, YOUR REQUEST SHOULD BE MADE BY APRIL 7, 2005 (seven business days before the date of the Special Meeting).

         The Company has not provided and has not authorized anyone to provide you with any information other than the information contained in or incorporated by reference into this Proxy Statement. This Proxy Statement is dated March 9, 2005. You should not assume that the information in this Proxy Statement is accurate as of any other date. This Proxy Statement does not constitute a solicitation in any jurisdiction where, or to any person to whom, it is unlawful to make a proxy solicitation.


INFORMATION INCORPORATED BY REFERENCE

         The Company's Annual Report on Form 10-KSB for the fiscal year ended January 25, 2004 and its Quarterly Report on Form 10-QSB for the quarter ended October 24, 2004, filed by the Company with the Securities and Exchange Commission ('34 Act File No. 0-8513), are being delivered with this Proxy Statement without exhibits. These reports contain additional information about the Company and such information is incorporated by reference into this Proxy Statement.

         No person has been authorized to give any information or to make any representation other than those contained or incorporated by reference into this Proxy Statement and, if given or made, any such information or representation must not be relied upon as having been authorized by the Company or any other person. The Company has provided all of the information contained in this Proxy Statement relating to the Company and its affiliates except for the information relating to the Continuing Stockholders other than in their capacities as officers and/or directors of the Company. Acquisition Co. and the Continuing Stockholders have supplied all of the information contained in the Proxy Statement relating to Acquisition Co. and its affiliates in such capacities.

                                      By Order of the Board of Directors

                                      Michael F. Lombardi
                                      Secretary


Point Pleasant Beach, New Jersey
March 9, 2005





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